                                                                  Exhibit (a)(1)


                          OFFER TO PURCHASE FOR CASH
                                      BY
                               AMP INCORPORATED
                                      OF
                  UP TO 30,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                      AT
                               $55 NET PER SHARE
------------------------------------------------------------------------------

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 20, 1998, UNLESS THE OFFER IS EXTENDED.

------------------------------------------------------------------------------

  AMP Incorporated, a Pennsylvania corporation (the "Company" or "AMP"), invites its shareholders to tender shares of its common stock, without par value (the "Shares") (including the associated common stock purchase rights (the "Rights"), issued pursuant to the Rights Agreement, dated as of October 25, 1989 and as amended, between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent), to the Company at $55 per Share, net to the seller in cash, without interest (such amount, or any greater amount per Share as may be paid pursuant to the Offer, being referred to herein as the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

  The purpose of the Offer is to allow shareholders to sell a portion of their Shares at a price far in excess of the price being offered by AlliedSignal Inc. ("AlliedSignal") and thereby be in a position to realize in the near term a portion of the benefits which the Company expects to generate through the implementation of its plan to significantly improve profits (the "Profit Improvement Plan"), the first elements of which were announced in June of this year and are currently being implemented.

  The Company will pay the Purchase Price for up to 30,000,000 Shares validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms hereof. Shares not purchased because of proration will be returned.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING FOR THE PURCHASE OF SHARES AND ALL CONDITIONS TO SUCH FINANCING, OTHER THAN THE PURCHASE OF SHARES PURSUANT TO THE OFFER, BEING SATISFIED ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER. SEE SECTIONS 5 AND 9.

  The Shares are listed on the New York Stock Exchange, Inc. (the "NYSE") and traded on the NYSE, Boston, Cincinnati, Chicago, Pacific and Philadelphia exchanges under the symbol "AMP." On September 25, 1998, the last full trading day on the NYSE prior to announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $39 3/16. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 6.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

                               ---------------

                    THE DEALER MANAGERS FOR THE OFFER ARE:

CREDIT SUISSE FIRST BOSTON                         DONALDSON, LUFKIN & JENRETTE

            The Date of this Offer to Purchase is October 9, 1998.

                                   IMPORTANT

  Any shareholders desiring to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal with any required signature guarantee and any other required documents to ChaseMellon Shareholder Services L.L.C. (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 2, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 2. TO EFFECT A VALID TENDER OF THEIR SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                                    SUMMARY

  This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be Purchased..  30,000,000 Shares (or such lesser number of
                                     Shares as are validly tendered).
Purchase Price....................  $55 net per Share, without interest.
How to Tender Shares..............  See Section 2. Call the Information Agent
                                     or consult your broker for assistance.
Brokerage Commissions.............  None for registered shareholders who tender
                                     Shares directly to the Depositary.
                                     Shareholders holding Shares through their
                                     broker or bank are urged to consult such
                                     institutions to determine whether they
                                     charge any fees or transaction costs if
                                     shareholders tender Shares through such
                                     institutions and not directly to the
                                     Depositary.
Stock Transfer Tax................  None, if payment and delivery of any Shares not purchased are made to the registered
                                     holder. See Section 4.
Expiration and Proration Dates....  Friday, November 20, 1998, at 12:00
                                     Midnight, New York City time, unless
                                     extended by the Company.
Payment Date......................  As soon as practicable after the Expiration
                                     Date.
Position of the Company and its     Neither the Company nor its Board of
 Directors........................   Directors makes any recommendation to any
                                     shareholder as to whether to tender or
                                     refrain from tendering Shares.
Withdrawal Rights.................  Tendered Shares may be withdrawn at any time until 12:00 Midnight, New York City
                                     time, on Friday, November 20, 1998, unless
                                     the Offer is extended by the Company, and,
                                     unless previously purchased, after 12:00
                                     Midnight, New York City time, on Tuesday,
                                     December 8, 1998. See Section 3.
Further Developments Regarding the  Call the Information Agent or consult your
 Offer............................   broker.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               ----------------

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
INTRODUCTION.............................................................    1
FORWARD-LOOKING STATEMENTS...............................................    4
THE OFFER................................................................    5
 1. Number of Shares; Proration..........................................    5
 2. Procedure for Tendering Shares.......................................    6
 3. Withdrawal Rights....................................................   10
 4. Purchase of Shares and Payment of Purchase Price.....................   11
 5. Certain Conditions of the Offer......................................   12
 6. Price Range of Shares; Dividends.....................................   14
 7. Background and Purpose of the Offer; Certain Effects of the Offer....   14
 8. Interests of Directors and Executive Officers; Transactions and
     Arrangements Concerning the Shares..................................   21
 9. Source and Amount of Funds...........................................   22
10. Certain Information about the Company................................   25
11. Effects of the Offer on the Market for Shares; Registration Under the
     Exchange Act........................................................   35
12. Certain Legal Matters; Regulatory Approvals..........................   36
13. Certain U.S. Federal Income Tax Consequences.........................   36
14. Extension of the Offer; Termination; Amendments......................   39
15. Fees and Expenses....................................................   39
16. Miscellaneous........................................................   42
SCHEDULE I--Certain Transactions Involving Shares........................  S-1

TO THE HOLDERS OF SHARES OF COMMON STOCK OF AMP INCORPORATED:

                                 INTRODUCTION

  AMP Incorporated, a Pennsylvania corporation (the "Company" or "AMP"), invites its shareholders to tender shares of its common stock, without par value (the "Shares") (including the associated common stock purchase rights (the "Rights"), issued pursuant to the Rights Agreement ("Rights Agreement"), dated as of October 25, 1989 and as amended on September 4, 1992, August 12, 1998, August 20, 1998, and September 17, 1998, between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent), to the Company at $55 per Share, net to the seller in cash, without interest, (such amount, or any greater amount per Share as may be paid pursuant to the Offer, being referred to herein as the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares in this Offer to Purchase shall include the associated Rights.

  The Company will pay the Purchase Price for up to 30,000,000 Shares validly tendered on or prior to the Expiration Date (as defined in Section 1) and not properly withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms described below.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING FOR THE PURCHASE OF SHARES AND ALL CONDITIONS TO SUCH FINANCING, OTHER THAN THE PURCHASE OF SHARES PURSUANT TO THE OFFER, BEING SATISFIED ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER (THE "FINANCING CONDITION"). SEE SECTIONS 5 AND 9.

  If, on or before the Expiration Date, more than 30,000,000 Shares are validly tendered and not properly withdrawn (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares on a pro rata basis from all shareholders who validly tender Shares (and do not properly withdraw them on or prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares not purchased because of proration. The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. Shareholders holding Shares through their broker or bank are urged to consult such institutions to determine whether they charge any fees or transaction costs if shareholders tender Shares through such institutions and not directly to the Depositary (as defined below). HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION
2. In addition, the Company will pay all fees and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("Donaldson, Lufkin & Jenrette" or "DLJ" and together with CSFB, the "Dealer Managers"), Innisfree M&A Incorporated (the "Information Agent") and ChaseMellon Shareholder Services L.L.C. (the "Depositary") in connection with the Offer. See Section 15.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

  The purpose of the Offer is to allow shareholders to sell a portion of their Shares at a price far in excess of the price being offered by AlliedSignal Inc. ("AlliedSignal") and thereby be in a position to realize in the near term a portion of the benefits which the Company expects to generate through the implementation of its plan to significantly improve profits (the "Profit Improvement Plan"), the first elements of which were announced in June of this year and are currently being implemented. The Profit Improvement Plan is described in greater detail in Section 10 hereof.

  In addition to authorizing the Offer, the Board of Directors on September 28, 1998 (i) reaffirmed its commitment to accelerating the implementation of, and enhancing the steps being taken in connection with, the Profit Improvement Plan; and (ii) authorized the creation of a flexible employee trust (the "Flexitrust") to pre- fund employee benefit obligations. The Flexitrust is targeted to free operating cash flow currently used to fund, among other things, cash benefits and compensation requirements of approximately $1 billion over the next ten years. Formation of the trust and issuance of the Shares to the trust will have no effect on the Company's earnings per share calculation and will not change the number of Shares to be issued under the Company's existing stock-based benefit plans. The creation of the Flexitrust will add no debt to the Company's balance sheet, will increase the Company's equity base over time and will bolster the Company's credit position.

  In connection with the Offer, the Company has obtained commitments from an affiliate of CSFB and affiliates of DLJ to provide on the terms, and subject to the conditions specified in such commitments, the financing necessary to consummate the Offer, potentially refinance existing indebtedness and provide for the Company's anticipated working capital or other needs. The Financing Condition will not be deemed satisfied, unless otherwise determined by the Company, upon receipt of the proceeds of the financing contemplated by the commitment letters signed with these institutions (the "Commitment Letters") if (i) the availability of such proceeds requires closing under the bridge loans contemplated therein or (ii) the overall final terms of the senior notes and bank facilities are not satisfactory to the Company. See Sections 5 and 9.

  On August 4, 1998, AlliedSignal announced its intention to commence an offer to purchase all outstanding Shares at a price of $44.50 per Share (such offer and the related letter of transmittal, the "Original AlliedSignal Offer"). The Original AlliedSignal Offer was commenced on August 10, 1998 and had an initial expiration date of September 11, 1998. At the time of the Original AlliedSignal Offer, AlliedSignal announced its intention to solicit consents, among other things, to amend the Company's By-laws to increase the size of the Board of Directors from 11 to 28 and to elect 17 persons, all of whom are directors and/or executive officers of AlliedSignal, to the Company's Board of Directors (the "AlliedSignal Nominees"). A record date of October 15, 1998, has been established in connection with this consent solicitation. After careful consideration, the Board of Directors, by the unanimous vote of those present, determined to reject the Original AlliedSignal Offer as inadequate, not reflective of the value and prospects of the Company and not in the best interests of the Company and its relevant constituencies, including its shareholders. At such time, the Board of Directors also determined not to redeem the Rights, not to grant certain approvals under the Pennsylvania Business Corporation Law (the "PBCL") which were a condition to the Original AlliedSignal Offer, and to amend the Rights Agreement to provide, among other things, that the Rights would become nonredeemable and the Rights Agreement nonamendable until November 6, 1999 (when the Rights Agreement will expire in accordance with its terms) if AlliedSignal were successful in its efforts to elect persons which would cause the "disinterested directors" (as such term is defined in Section 1715(e) of the PBCL) presently in office not to constitute a majority of the members of the Company's Board of Directors.

  On September 14, 1998, AlliedSignal amended its offer (the "Amended AlliedSignal Offer") to reduce to 40,000,000 the number of Shares sought. The Amended AlliedSignal Offer had an initial expiration date of September 25, 1998. AlliedSignal has also announced its intention to commence another offer, following the expiration of the Amended AlliedSignal Offer, to purchase any Shares not purchased in the Amended AlliedSignal Offer at a price of $44.50 per share in cash (the "Second Offer"). According to AlliedSignal, the Second Offer would be made upon essentially the same terms and subject to the same conditions set forth in the Original AlliedSignal Offer. AlliedSignal has also stated that depending on circumstances prevailing at the time of the Second Offer, including then prevailing interest rates, stock market, financial and other economic conditions and the Company's business and financial condition, including any actions taken by the Company, the price per Share in the Second Offer could be higher or lower and the other terms and conditions of the Second Offer may be amended.

  At the time of the Amended AlliedSignal Offer, AlliedSignal announced its intention to solicit consents for a new proposal (the "Rights Plan Proposal") which would amend the Company's By-laws to remove from the Board of Directors and vest in persons designated by AlliedSignal and to be identified in the amendment to the By-laws the power to make decisions under the Rights Agreement.

  On September 17, 1998, the Company's Board of Directors rejected the Amended AlliedSignal Offer and determined to amend the Rights Agreement to reduce the threshold percentage at which the Rights become exercisable from 20% to 10% (for any person which has made an unsolicited acquisition proposal) and to make the Rights nonredeemable and the Rights Agreement nonamendable if the Rights Plan Proposal is adopted.

  On September 18, 1998, AlliedSignal amended the Amended AlliedSignal Offer (the "Second Amended AlliedSignal Offer") to reduce to 20,000,000 the number of Shares sought. The Second Amended AlliedSignal Offer expired on October 8, 1998 and AlliedSignal announced that it was purchasing Shares pursuant to the Second Amended AlliedSignal Offer.

  At a meeting of the Board of Directors held on September 22, 1998, the Board of Directors fixed a record date of November 16, 1998 for the Rights Plan Proposal.

  At a meeting held on September 28, 1998, the Board of Directors authorized the Offer and the creation of the Flexitrust. See Section 7 for a more detailed description concerning the background of the Offer including a description of certain litigation relating to AlliedSignal's offers and its efforts to solicit consents (the "Consent Solicitation").

  THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS OR PROXIES FOR USE AT ANY MEETING OF THE COMPANY'S SHAREHOLDERS OR OTHERWISE OR OF REVOCATIONS OF CONSENTS OR PROXIES. ANY SUCH SOLICITATION WHICH THE COMPANY MAY MAKE WILL BE MADE ONLY BY MEANS OF SEPARATE PROXY/CONSENT MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                                    *  *  *

  As of the close of business on October 7, 1998, there were 218,775,377 Shares outstanding and 2,263,783 Shares issuable upon exercise of outstanding stock options ("Options") exercisable within 60 days of such date under the Company's 1993 Long-Term Equity Incentive Plan (the "Option Plan"). The 30,000,000 Shares that the Company is offering to purchase represent approximately 13.71% of the outstanding Shares (approximately 13.57% assuming the exercise of all outstanding Options exercisable within 60 days). The foregoing does not include the 25,000,000 Shares to be issued to the Flexitrust.

  The Company's Employee Savings and Thrift Plan, as amended (the "AMP Savings Plan"), a defined contribution 401(k) plan available to employees of the Company, holds Shares in accounts for participants thereunder. Participants may instruct Vanguard Fiduciary Trust Company ("Vanguard"), as trustee of the AMP Savings Plan, to tender Shares attributable to a participant's individual account by following the instructions set forth in "Procedure for Tendering Shares--AMP Savings Plan" in Section 2.

  The MERIT Plan of Benefits (the "M/A-COM Savings Plan"), a defined contribution 401(k) plan available to employees of M/A-COM, Inc., of which the Company is the sponsor, holds Shares in accounts for participants thereunder. Participants may instruct Vanguard, as trustee of the M/A-COM Savings Plan, to tender Shares attributable to a participant's individual account by following the instructions set forth in "Procedure for Tendering Shares--M/A-COM Savings Plan" in Section 2.

  A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. Unless the context otherwise requires, all references in this Offer to Purchase to the Shares shall include the associated Rights. For a description of the Rights, see Section 10.

  The Shares are listed on the New York Stock Exchange, Inc. (the "NYSE") and traded on the NYSE, Boston, Cincinnati, Chicago, Pacific and Philadelphia exchanges under the symbol "AMP." On September 25, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $39 3/16. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES.

                          FORWARD-LOOKING STATEMENTS

  This Offer to Purchase contains certain "forward-looking" statements which the Company believes are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer. However, shareholders should be aware that any such forward-looking statements should be considered as subject to the risks and uncertainties that exist in the Company's operations and business environment which could render actual outcomes and results materially different than predicted. For a description of some of the factors or uncertainties which could cause actual results to differ, reference is made to the section entitled "Cautionary Statements for Purposes of the "Safe
Harbor' " in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which was also filed as Exhibit 19 to the Company's Schedule 14D-9 filed with the Securities and Exchange Commission. In addition, the realization of the benefits anticipated from the strategic initiatives will be dependent, in part, on management's ability to execute its business plans and to motivate properly the Company employees, whose attention may have been distracted by AlliedSignal's tender offers and whose numbers will have been reduced as a result of these initiatives.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 30,000,000 Shares or such lesser number of Shares as are validly tendered on or before the Expiration Date (and not properly withdrawn in accordance with Section 3) at a net cash price of $55 per share, without interest. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, November 20, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. If the Offer is oversubscribed, Shares tendered on or prior to the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

  The Company reserves the right, in its sole discretion and subject to applicable law, to purchase more than 30,000,000 Shares pursuant to the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING FOR THE PURCHASE OF SHARES ON THE TERMS SET FORTH IN THE COMMITMENT LETTERS OR ON SUCH OTHER TERMS AS MAY BE REASONABLY SATISFACTORY TO THE COMPANY AND ALL CONDITIONS TO SUCH FINANCING, OTHER THAN THE PURCHASE OF SHARES PURSUANT TO THE OFFER, BEING SATISFIED ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER. SEE SECTIONS 5 AND 9.

  The Company will pay the Purchase Price for up to 30,000,000 Shares validly tendered on or prior to the Expiration Date and not properly withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense, as promptly as practicable following the Expiration Date.

  If the number of Shares validly tendered and not withdrawn on or prior to the Expiration Date is less than or equal to 30,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

  Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders. This ratio will be applied to shareholders tendering Shares to determine the number of Shares that will be purchased from each such shareholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately five business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

  As described in Section 13, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to such shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to holders of record of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES.

  Proper Tender of Shares. For Shares to be validly tendered pursuant to the
Offer:

    (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below or, in the case of Shares held in the AMP Dividend Reinvestment Plan or Shares held in the Direct Registration System, by completing the appropriate portion of the Letter of Transmittal relating to such Shares), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

    (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

  Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) the Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In this regard, see Section 4 for information with respect to applicable stock transfer taxes. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction l of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase.
Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT
CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary on or prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

    (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day on which banks are open for business after the date the Depositary receives such Notice of Guaranteed Delivery.

  Return of Unpurchased Shares; Direct Registration System Shares. Except as provided in the next paragraph with respect to Shares returned due to proration or if less than all Shares evidenced by a shareholder's certificates are tendered, if any tendered Shares are not purchased, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

  Unless otherwise indicated by checking the appropriate box in the Letter of Transmittal, all Shares to be returned to shareholders due to proration or because less than all Shares evidenced by a shareholder's certificates are tendered will be returned not by returning the certificates representing such Shares but by reissuing such Shares in the form of Direct Registration System ("DRS") Shares. DRS Shares are Shares which are registered to the shareholder by the Company's transfer agent in book-entry form without issuing share certificates to the shareholder. Shareholders may transfer DRS Shares by contacting the Company's stock transfer agent. Shareholders may also contact the Company's transfer agent to have DRS Shares reissued in certificated form.

  U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless such shareholder or payee provides such person's taxpayer identification number (i.e., such person's employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Accordingly, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 Offer to Purchase, signed under penalties of perjury, attesting to that shareholder's exempt status. See Instructions 8 and 9 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial holder subject to backup withholding.

  TO PREVENT BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED BY THE COMPANY PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

  For a discussion of certain U.S. federal income tax consequences to tendering shareholders, see Section 13.

  Withholding on Amounts Payable to Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to a foreign shareholder or its agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by such foreign shareholder within the U.S. For this purpose, a foreign shareholder is any shareholder that is not a "U.S. Holder" as defined in Section 13. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld (i) to the extent such foreign shareholder meets any of the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 or (ii) to the extent such foreign shareholder can otherwise establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 9 of the Letter of Transmittal.

  AMP Savings Plan. As of September 30, 1998, the AMP Savings Plan held 1,813,035 Shares, all of which were allocated to the individual accounts of the AMP Savings Plan participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to as "participants"). Such Shares will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and applicable regulations thereunder, be tendered (or not tendered) by Vanguard, as trustee of the AMP Savings Plan, according to the instructions of participants to Vanguard. Shares for which Vanguard has not received timely instructions from participants will be tendered (or not tendered) by Vanguard in its sole discretion, in accordance with the terms of the AMP Savings Plan and the applicable trust agreements. Vanguard will make available to participants whose individual accounts are credited with Shares all documents furnished to shareholders generally in connection with the Offer. Each such participant will also receive a "Direction Form" upon which the participant may instruct Vanguard regarding the Offer. PARTICIPANTS IN THE AMP SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS, BUT MUST USE THE AMP SAVINGS PLAN DIRECTION FORM SENT TO THEM. PARTICIPANTS IN THE AMP SAVINGS PLAN ARE URGED TO READ THE AMP SAVINGS PLAN DIRECTION FORM AND RELATED MATERIALS CAREFULLY.

  All proceeds received by Vanguard on account of Shares purchased from the AMP Savings Plan will, subject to the terms and conditions of such plan, be reinvested in the Vanguard Money Market Reserves-Prime Portfolio as soon as administratively possible and such investment will be credited to the participant's individual account. Participants may contact The Vanguard Group, Inc. after the reinvestment is complete at 1-800-523-1188 to have any proceeds of the sale of Shares that were reinvested in the Vanguard Money Market Reserves-Prime Portfolio invested in a different manner subject to the provisions of the AMP Savings Plan.

  M/A-COM Savings Plan. As of September 30, 1998, the M/A-COM Savings Plan held 523,232 Shares, all of which were allocated to the individual accounts of the M/A-COM Savings Plan participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to as "participants"). Such Shares will, subject to the limitations of ERISA, and applicable regulations thereunder, be tendered (or not tendered) by Vanguard, as trustee of the M/A-COM Savings Plan, according to the instructions of participants to Vanguard. Shares for which Vanguard has not received timely instructions from participants will be tendered (or not tendered) by Vanguard, in its sole discretion. Vanguard will make available to participants whose individual accounts are credited with Shares all documents furnished to shareholders generally in connection with the Offer. Each such participant will also receive a "Direction Form" upon which the participant may instruct Vanguard regarding the Offer. PARTICIPANTS IN THE M/A-COM SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS, BUT MUST USE THE M/A-COM SAVINGS PLAN DIRECTION FORM SENT TO THEM. PARTICIPANTS IN THE M/A-COM SAVINGS PLAN ARE URGED TO READ THE M/A-COM SAVINGS PLAN DIRECTION FORM AND RELATED MATERIALS CAREFULLY.

  All proceeds received by Vanguard on account of Shares purchased from the M/A-COM Savings Plan will, subject to the terms and conditions of such plan, be reinvested in the Vanguard Money Market Reserves-Prime Portfolio as soon as administratively possible and such investment will be credited to the participant's individual account. Participants may contact Vanguard after the reinvestment is complete at 1-800-523-1188 to have any proceeds of the sale of Shares that were reinvested in the Vanguard Money Market Reserves-Prime Portfolio invested in a different manner subject to the provisions of the M/A-COM Savings Plan.

  Restricted Shares. Certain shareholders have been issued restricted Shares ("Restricted Shares") pursuant to the provisions of the Company's 1993 Long-Term Equity Incentive Plan (the "Stock Plan"). Pursuant to the provisions of the agreements setting forth the terms of such awards, such Restricted Shares cannot be tendered in the Offer or otherwise transferred by the holder of the Shares until the expiration of the applicable restriction period. Upon the expiration of such applicable restriction period and pursuant to the provisions of the Stock Plan or relevant agreement, such Restricted Shares shall no longer be restricted and may be tendered pursuant to the Offer. Restricted Shares as to which the applicable restriction period has expired shall thereafter be deemed Shares. Shareholders may tender such Restricted Shares (as to which they have been informed by the Company that the applicable restriction period has expired) as Shares pursuant to the Offer by following the instructions for tendering Shares set forth herein. Any questions with respect to the status of any Restricted Shares or as to when restrictions with respect to a particular individual's Restricted Shares expire may be directed to Harris T. Booker at 717-592-3044. RESTRICTED SHARES AS TO WHICH THE APPLICABLE RESTRICTION PERIOD HAS NOT EXPIRED MAY NOT BE TENDERED PURSUANT TO THE OFFER.

  Grant of Proxy. By executing the Letter of Transmittal, a tendering shareholder (i) irrevocably appoints designees of the Company as the shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the shareholder's right with respect to the Shares (or, if applicable, Rights) tendered by that shareholder and accepted for payment by the Company (and any and all other Shares or other securities or rights issued or issuable in respect of these Shares on or after October 9, 1998), (ii) irrevocably revokes any prior proxies or written consents previously given, including any written consent given with respect to any of the consent proposals submitted or to be submitted by AlliedSignal to the Company with respect to the Shares tendered by that shareholder and accepted for payment by the Company and (iii) agrees to take any actions which may be necessary to effect the foregoing. All powers of attorney and proxies effected by execution of the Letter of Transmittal will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of Shares by the Company in accordance with the terms of the Offer. Upon acceptance for payment, all prior proxies, and any consents given by the shareholder with respect to these Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consents executed by the shareholder (and, if given or executed, will not be deemed effective) with respect to these Shares. The designees of the Company will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of the shareholders as such designees, in their sole judgment, deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or in respect of any written consent in lieu of any meeting or revocation thereof.

  Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (a) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

  Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular shareholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

  CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

3. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Tuesday, December 8, 1998.

  For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. In addition, shareholders withdrawing Shares should specify whether any Shares to be withdrawn are registered as DRS Shares or are held in the Dividend Reinvestment Plan of AMP. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 2, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered on or prior to the Expiration Date by again following any of the procedures described in Section 2.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3.

  Participants in the AMP Savings Plan and the M/A-COM Savings Plan should disregard the foregoing procedures with respect to Shares attributable to their individual accounts in the AMP Savings Plan and the M/A-COM Savings Plan and should follow the procedures for withdrawal included in the applicable letter furnished to such participants.

  Withdrawal of Shares Tendered Pursuant to an AlliedSignal Tender
Offer. Shareholders who desire to tender their Shares pursuant to this Offer but who have tendered their Shares pursuant to a tender offer made by AlliedSignal must effect a timely withdrawal of their Shares from such offer. Such withdrawal must comply with all of the requirements for withdrawal enumerated in the relevant AlliedSignal offer. A Notice of Withdrawal form which may be used by shareholders to withdraw Shares that have previously been tendered to AlliedSignal may be obtained from the Information Agent.

4. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

  The Company will, upon the terms and subject to the conditions of the Offer, taking into account the number of Shares so tendered, pay for Shares validly tendered and not properly withdrawn pursuant to the Offer and will accept for payment and pay for (and thereby purchase) Shares validly tendered and not properly withdrawn as soon as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered and not properly withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message and any other required documents.

  Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately five business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering shareholder. In addition, if the Company is unable to obtain sufficient financing or certain other events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Sections 5 and 9.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

  Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required federal income tax backup withholding of 31% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 2. Also see Section 2 regarding certain rules relating to withholding for federal income tax purposes of certain amounts otherwise payable to foreign shareholders pursuant to the Offer.

5. CERTAIN CONDITIONS OF THE OFFER.

  The Offer is conditioned upon the Company's having obtained sufficient financing for the purchase of Shares and all conditions to such financing, other than the purchase of Shares pursuant to the Offer, being satisfied on or prior to the Expiration Date of the Offer. This condition will not be deemed satisfied, unless otherwise determined by the Company, upon the receipt of the proceeds of the financing contemplated by the Commitment Letters if (i) the availability of such proceeds requires closing under the bridge loans contemplated therein or (ii) the overall final terms and conditions of the senior notes and bank facilities are not satisfactory to the Company. Such financing is subject to certain conditions, including finalization of certain financial terms and other provisions, and that the Company shall not have had a change in its Board of Directors resulting in less than a majority being "disinterested directors" (as such term is defined in Section 1715(e) of the PBCL). See Section 9. In addition, and notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after September 28, 1998 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) such conditions are not met or if any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable or impracticable to proceed with the Offer or with such acceptance for payment or payment:

    (a) there shall have been any action threatened or taken, or approval withheld, or any statute, rule or regulation proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the Company's sole judgement, would directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares pursuant to the Offer; or

    (b) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to, or which could, make illegal, delay or otherwise directly or indirectly restrain or prohibit or make more costly the making of the Offer, the acceptance for payment of, or payment for, some of or all Shares pursuant to the Offer or the purchase of Shares pursuant to the Offer, seeking to obtain damages in connection with the Offer, or seeking to restrain or prohibit the consummation of the Offer or the transactions contemplated thereby or which otherwise directly or indirectly relates to the Offer; or

    (c) a preliminary or permanent injunction or other order by any Federal or state court which prevents the acceptance for payment of, or payment for, some of or all the Shares pursuant to the Offer shall have been issued and shall remain in effect; or

    (d) there shall have occurred: (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States; (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or

    (e) (i) following consummation of the Second Amended AlliedSignal Offer, AlliedSignal shall have commenced another tender offer at a price greater than $44.50 per Share or otherwise on terms materially different than the Second Amended AlliedSignal Offer, or (ii) any person shall publicly disclose an acquisition or business combination proposal with respect to the Company or any of its securities or assets, or (iii) a tender or exchange offer for the Shares (other than by AlliedSignal or its affiliates) shall have been commenced by any person, if such tender or exchange offer could result in such other person and its affiliates beneficially owning directly or indirectly more than 5% of the outstanding Shares, or (iv) it shall have been publicly disclosed or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Company or its affiliates or AlliedSignal or its affiliates) shall have acquired, or proposed to acquire, more than 5% of the outstanding Shares, other than acquisitions of additional Shares representing not more than 2% of the outstanding Shares by any person or group owning more than 5% of the outstanding Shares on September 28, 1998, as disclosed in a Schedule 13D or 13G on file with the Securities and Exchange Commission of that date; or

    (f) the Company shall have entered into a definitive agreement or any agreement in principle, or shall have announced an intention to pursue or seek to pursue a transaction, in each instance with respect to a merger, other business combination or acquisition proposal or disposition of assets other than in the ordinary course of business; or

    (g) all consents and approvals required to be obtained from any Federal or state governmental agency, authority or instrumentality in connection with the Offer shall not have been obtained or the Company shall have been advised, or shall otherwise have reason to believe, that any such consent or approval will be denied or substantially delayed, or will not be given other than upon terms or conditions which would, in the opinion of the Company, make it impracticable to proceed with the Offer.

  The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are listed on the NYSE and traded on the NYSE, Boston, Cincinnati, Chicago, Pacific and Philadelphia exchanges under the symbol "AMP." The high and low closing sales prices per Share on the NYSE Composite Tape as compiled from published financial sources and cash dividends paid in the periods indicated are listed below. See "Future Dividends" in Section 7.

                                                        HIGH     LOW   DIVIDENDS
                                                      -------- ------- ---------
1996
 First Quarter....................................... $44 5/8  $37       $.25
 Second Quarter......................................  46 1/8   39 5/8    .25
 Third Quarter.......................................  41 3/8   36 5/8    .25
 Fourth Quarter......................................  39 1/2   32 7/8    .25
1997
 First Quarter....................................... $43      $34 3/8   $.26
 Second Quarter......................................  42 1/2   33 7/8    .26
 Third Quarter.......................................  56 9/16  42 1/8    .26
 Fourth Quarter......................................  54 1/8   39 1/4    .26
1998
 First Quarter....................................... $44 5/16 $37       $.27
 Second Quarter......................................  43 1/2   34 3/8    .27
 Third Quarter.......................................  42 9/16  28 5/8    .27
 Fourth Quarter (through October 8, 1998)............  37 7/8   34 1/2    --

  The Company expects that the Board of Directors will declare a quarterly dividend on October 28, 1998 with a record date of November 9, 1998 and payable to shareholders on December 1, 1998. Shareholders of record on the record date will be entitled to receive such dividend regardless of whether their Shares are thereafter accepted for payment pursuant to the Offer.

  The closing per Share sales price as reported on the NYSE Composite Tape on September 25, 1998, the last full trading day before the announcement of the Offer, was $39 3/16. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

7. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

  Purpose. The purpose of the Offer is to allow shareholders to sell a portion of their Shares at a price far in excess of the price being offered by AlliedSignal and thereby be in a position to realize in the near term a portion of the benefits which the Company expects to generate through the implementation of its Profit Improvement Plan, the first elements of which were announced in June of this year and are currently being implemented. The Profit Improvement Plan is described in greater detail in Section 10 hereof.

  In addition to authorizing this Offer, the Board of Directors on September 28, 1998 (i) reaffirmed its commitment to accelerating the implementation of, and enhancing the steps being taken in connection with, the Profit Improvement Plan; and (ii) authorized the creation of the Flexitrust to pre-fund employee benefit obligations. The Flexitrust is targeted to free operating cash flow currently used to fund, among other things, cash benefits and compensation requirements of approximately $1 billion over the next ten years. Formation of the Flexitrust and issuance of the Shares to the Flexitrust will have no effect on the Company's earnings per share calculation and will not change the number of Shares to be issued under the Company's existing stock-based benefit plans. The creation of the Flexitrust will add no debt to the Company's balance sheet, will increase the Company's equity base over time and will bolster the Company's credit position. See Section 10.

  Background. In mid-1997, Mr. Lawrence A. Bossidy, Chairman of the Board and Chief Executive Officer of AlliedSignal, telephoned a director of the Company to inquire as to whether the Company had an interest in exploring a possible combination of the two companies. The inquiry was referred to the Finance Committee of the Board of Directors for consideration. Upon consideration, it was the conclusion of the Finance Committee that such a combination did not offer any benefits to the Company's businesses and, accordingly, that there was no interest in pursuing such a combination. The Committee's determination was communicated through the director by telephone to Mr. Bossidy. Until July 29, 1998, there were no further communications from Mr. Bossidy with respect to a potential business combination.

  On Wednesday, July 29, 1998, Mr. Bossidy placed a phone call to Mr. William
J. Hudson, Chief Executive Officer and President of the Company, who was out of the country visiting some of the Company's facilities. This was followed with a letter delivered in the afternoon of Friday, July 31, 1998. Mr. Hudson first read the letter on Sunday, August 2, 1998, following his return to his home.

  In the letter, Mr. Bossidy expressed his belief that a business combination made business sense and requested that a meeting be set up to discuss a combination of the two companies. Mr. Bossidy indicated that AlliedSignal was prepared to offer $43.50 per share in cash for all outstanding Shares, but would consider a higher price if all or a significant portion of the consideration were AlliedSignal's shares rather than cash.

  On Monday, August 3, 1998, Mr. Hudson shared the letter with other members of management, as well as with the Company's legal and financial advisors and a member of the Board of Directors. A telephonic meeting of the Board of Directors was called for Wednesday, August 5, 1998, to consider the letter.

  On Tuesday, August 4, 1998, Mr. Bossidy placed another call to Mr. Hudson. Mr. Hudson's office returned the call to let Mr. Bossidy know that Mr. Hudson was out of the office and would be in touch on the following day. Later in the day, a letter from Mr. Bossidy addressed to the Board of Directors of the Company was telecopied to the Company headquarters. In the August 4th letter, Mr. Bossidy indicated that AlliedSignal had decided to commence a tender offer for all outstanding Shares at a price of $44.50 per share in cash. Mr. Bossidy reiterated his belief that a combination was in the best interests of both companies and all of their constituencies and that AlliedSignal was committed to completing the combination. In that regard, Mr. Bossidy stated that if the Company was unwilling to enter into negotiations, AlliedSignal would be prepared to initiate a consent solicitation to increase the size of the Company Board of Directors and to add a majority of directors who would be responsive to its proposal.

  At the August 5, 1998 meeting, the Board of Directors, among other things, reviewed preliminarily the various letters sent by AlliedSignal, heard presentations as to their fiduciary responsibilities and duties in considering acquisition proposals such as the one set forth in those letters and were advised as to the work to be performed by the Company's advisors to assist the Board of Directors in its consideration of the Original AlliedSignal Offer and the various alternatives available to the Company.

  On August 10, 1998, AlliedSignal through PMA Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of AlliedSignal ("PMA"), commenced the Original AlliedSignal Offer. Also, on August 10, 1998, Mr. Bossidy sent Mr. Hudson another letter to request a meeting to discuss a possible business combination and to advise the Company of AlliedSignal's intention to file materials shortly with the Securities and Exchange Commission with respect to its Consent Solicitation. By letter dated August 11, 1998, Mr. Hudson indicated to Mr. Bossidy that since the Board of Directors had not yet reviewed AlliedSignal's offer or

Mr. Bossidy's request for a meeting, it would be premature for a meeting. Mr. Bossidy, nonetheless, called Mr. Hudson later on August 11, at which time Mr. Hudson reiterated the essence of his letter. Also, on August 11, 1998, AlliedSignal delivered a letter to the Company requesting the Board of Directors set a record date for purposes of determining those shareholders entitled to consent in connection with AlliedSignal's Consent Solicitation.

  At the time of the Original AlliedSignal Offer, AlliedSignal announced its intention to solicit consents, among other things, to amend the Company's By-laws to increase the size of the Board of Directors from 11 to 28 and to elect 17 persons, all of whom are directors and/or executive officers of AlliedSignal, to the Company's Board of Directors. A record date of October 15, 1998 has been established in connection with this consent solicitation.

  On August 12, 1998, the Board of Directors held a meeting at which the Board of Directors reviewed with the Company management and CSFB, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") and other legal advisors, the Original AlliedSignal Offer and its terms and conditions. The Board of Directors also received and considered, among other things, a review and update by the Company's management of the Company's business strategy and the steps being taken by the Company to revitalize and reshape its businesses, a presentation by Pennsylvania counsel as to fiduciary duties and responsibilities and a preliminary report from CSFB regarding its analysis relating to the Original AlliedSignal Offer and various alternatives. On August 12, 1998, AlliedSignal filed with the Securities and Exchange Commission preliminary copies of its Consent Solicitation materials. On August 13, 1998, the Company filed with the Securities and Exchange Commission preliminary copies of its consent revocation materials.

  On August 18, 1998, Mr. Bossidy contacted two of the Company's directors and communicated to them his desire to proceed on a "non-hostile" basis and AlliedSignal's willingness to include AlliedSignal's stock as part of the consideration.

  On August 20, 1998, the Board of Directors held a meeting at which the Board of Directors again reviewed the tender offer by PMA Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of AlliedSignal, disclosed in a Tender Offer Statement on Schedule 14D-1, dated August 10, 1998 (the "Schedule 14D-1"), under which PMA Acquisition Corporation offered to purchase all Shares at a price of $44.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Original AlliedSignal Offer, and its terms and conditions with the Company management, CFSB, Skadden, Arps and other legal advisors. At such meeting, CSFB presented its financial analysis of the Original AlliedSignal Offer and reviewed various alternatives available to the Company. The Company's senior management also reviewed the potential impact of the Original AlliedSignal Offer on the Company's various constituencies including its shareholders, employees, customers, suppliers and the communities served by it. After lengthy discussions, and the presentations from CSFB, Skadden, Arps, and other legal advisors, and the Company's senior management, the Board of Directors determined that the best course of action under all prevailing circumstances was for the Company to continue aggressively to pursue its strategic initiatives and business plans as an independent public company. The Board of Directors unanimously concluded that, given the values inherent in the Company's businesses and the steps being taken to reshape and revitalize these businesses, the Original AlliedSignal Offer was not in the best interests of the Company and its relevant constituencies. In particular, the Board of Directors determined that the Company's current strategic initiatives and business plans offer the potential for greater benefits for the Company's various constituencies, including its shareholders, than the Original AlliedSignal Offer.

  Effective as of August 20, 1998, the Board of Directors of the Company appointed Robert Ripp as Chairman and Chief Executive Officer to lead the Company in its efforts aggressively to implement the Company's Profit Improvement Plan on a timely and successful basis. On August 26, 1998, the Company retained Donaldson, Lufkin & Jenrette to assist in the Company's evaluation of the Original AlliedSignal Offer and various alternatives thereto. The Company announced in September that it was exploring ways to increase value further in the nearer term (by way of share repurchase, special dividend or other means), and in connection therewith, expected to engage in discussions and/or negotiations with various parties which may provide financing, on a debt and/or equity basis, for such a transaction or transactions.

  On September 14, 1998, AlliedSignal amended its offer to reduce to 40,000,000 the number of Shares sought. The Amended AlliedSignal Offer had an initial expiration date of September 25, 1998. AlliedSignal also announced its intention to commence another offer, following the expiration of the Amended AlliedSignal Offer, to purchase any Shares not purchased in the Amended AlliedSignal Offer at a price of $44.50 per share in cash. According to AlliedSignal, the Second Offer would be made upon essentially the same terms and subject to the same conditions set forth in the Original AlliedSignal Offer. AlliedSignal has also stated that depending on circumstances prevailing at the time of the Second Offer, including then prevailing interest rates, stock market, financial and other economic conditions and the Company's business and financial condition, including any actions taken by the Company, the price per Share in the Second Offer could be higher or lower and the other terms and conditions of the Second Offer may be amended.

  At the time of the Amended AlliedSignal Offer, AlliedSignal also announced its intention to solicit consents for the Rights Plan Proposal which would amend the Company's By-laws to remove from the Board of Directors and vest in persons designated by AlliedSignal and identified in the amendment to the By-laws the power to make decisions under the Rights Agreement.

  On September 17, 1998, the Board of Directors rejected the Amended AlliedSignal Offer and determined to amend the Rights Agreement to reduce the threshold percentage at which the Rights become exercisable from 20% to 10% (for any person which has made an unsolicited acquisition proposal) and to make the Rights nonredeemable and the Rights Agreement nonamendable if the Rights Plan Proposal is adopted.

  On September 18, 1998, AlliedSignal announced that it was amending its offer to reduce to 20,000,000 the number of Shares sought. The Second Amended AlliedSignal Offer expired on October 8, 1998 and AlliedSignal announced that it was purchasing Shares pursuant to the Second Amended AlliedSignal Offer. At a meeting of the Board of Directors held on September 22, 1998, the Board of Directors fixed a record date for the Rights Plan Proposal of November 16, 1998.

  At a meeting of the Board of Directors held on September 22, 1998, the Board of Directors fixed a record date of November 16, 1998 for the Rights Plan Proposal.

  At a meeting held on September 28, 1998 the Board of Directors authorized the Offer and the creation of the Flexitrust.

  The Company believes that the purchase of Shares is consistent with its long-term goals and that, after the Offer and related financing are completed, the Company will have sufficient cash flow and other resources to fund its anticipated working capital needs, allow the Board of Directors to continue to declare a dividend at the current rate and implement the Profit Improvement Plan. See "Future Dividends." The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to sell a substantial portion of their Shares at a price which represents a premium to the current market price of the Shares and is far in excess of the price offered by AlliedSignal. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and therefore in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

  Shares that the Company acquires pursuant to the Offer will become issued but not outstanding Shares unless the Board of Directors restores them to the status of authorized but unissued Shares and will be available for issuance by the Company without further shareholder action (except as may be required by applicable law or the rules of the securities exchanges on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee benefit plans. The Company has no current plan for issuance of Shares repurchased pursuant to the Offer.

  Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business;
(g) any change in the Company's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

  Litigation. On August 4, 1998, AlliedSignal filed a complaint against the Company in the United States District Court for the Eastern District of Pennsylvania (AlliedSignal Corporation v. AMP Incorporated, Civil Action No. 98-CV-4058). In its initial complaint, AlliedSignal sought a declaratory judgment as to, among other things, the applicability and/or validity of the continuing director provisions contained at the time in the Rights Agreement and the constitutionality of certain provisions of the Pennsylvania Business Corporation Law under the Commerce Clause and Supremacy Clause of the United States Constitution. AlliedSignal also sought to enjoin the Company from setting a record date for the AlliedSignal Consent Solicitation more than ten days after the date AlliedSignal sent written notice to the Company requesting that a record date be set.

  Four purported shareholder class action lawsuits were filed by the Company shareholders against the Company and its Board of Directors in the United States District Court for the Eastern District of Pennsylvania on or about August 6 and 7, 1998 (Blum v. William J. Hudson, Jr. et al, Civil Action No. 98-CV- 4109; Silver v. AMP, Incorporated et al, Civil Action No. 98-CV-4120; Goldstein v. AMP, Incorporated, et al, Civil Action No. 98-CV-4127; Margolis Partnership v. AMP, Incorporated, et al, Civil Action No. 98-CV-4187). These complaints alleged similar acts of misconduct, i.e., that AMP and its directors improperly refused to consider the Original AlliedSignal Offer and wrongfully relied upon provisions of AMP's Rights Agreement and the PBCL to block the Original AlliedSignal Offer. Plaintiffs in these suits sought, among other things, a declaratory judgment that (i) the continuing director provisions contained in AMP's Rights Agreement violate Pennsylvania law and the Board of Director's fiduciary duties; (ii) certain provisions of the PBCL are unconstitutional under the Commerce, Supremacy and Due Process Clauses of the United States Constitution; and (iii) an order establishing a record date for the AlliedSignal Consent Solicitation. By Order dated August 19, 1998, the Court consolidated the class action complaints filed by these purported shareholder groups against the Company under the caption In Re AMP Shareholders Litigation, 98-CV-4109 and coordinated the shareholder litigation with the AlliedSignal action.

  On August 21, 1998, the Company filed a complaint in the United States District Court for the Eastern District of Pennsylvania against AlliedSignal and PMA (AMP Incorporated v. AlliedSignal Corporation, et al., Civil Action No. 98-CV-4405). The complaint seeks declaratory and injunctive relief to prevent AlliedSignal from pursuing its attempt to pack the Company Board of Directors with AlliedSignal executive officers and directors who would have an irreconcilable conflict of interest were they to serve as directors of the Company. The complaint alleges that the Schedule 14D-1 filed by AlliedSignal and PMA with the Securities and Exchange Commission is false and misleading because it fails to disclose that AlliedSignal's representatives on the Company Board of Directors would have a conflict of interest and how AlliedSignal would propose to deal with such conflict, and that AlliedSignal's attempt to pack the Board of Directors would prevent the current members of the Board of Directors from fulfilling their fiduciary duties to the Company under Pennsylvania law.

  On August 24, 1998, AMP filed its answer to the complaint filed by AlliedSignal on August 4, 1998 in the United States District Court for the Eastern District of Pennsylvania. In its answer, AMP denied that AlliedSignal is entitled to any relief under its complaint and raised several affirmative defenses.

  On September 11, 1998, the Company filed a motion for summary judgment on the Second Claim for Relief of its complaint against AlliedSignal and PMA. The Second Claim for Relief is based upon the fact that AlliedSignal's attempt to pack the Company Board of Directors with AlliedSignal's directors and senior management would create pervasive, irreconcilable conflicts of interest. The AlliedSignal Nominees have an undivided duty of loyalty to AlliedSignal that would conflict with their ability to fulfill their fiduciary duties to the Company under Pennsylvania law. The Company's motion seeks an order declaring that the AlliedSignal Consent Solicitation proposals are in violation of Pennsylvania law.

  On September 14, 1998, AlliedSignal filed a motion to amend its complaint. The proposed amended complaint seeks (i) declaratory and injunctive relief declaring Amendment No. 3 to the Rights Agreement, approved by the Board of Directors on August 20, 1998, to be invalid under Pennsylvania law; or to the extent that Amendment No. 3 is permitted under Pennsylvania law, declaring the law as so applied unconstitutional under the Supremacy and Commerce Clauses of the United States Constitution and (ii) declaratory and injunctive relief prohibiting the Board of Directors from taking any further action which might interfere with the Amended AlliedSignal Offer or the Consent Solicitation. The Company did not oppose AlliedSignal's motion to amend the complaint. On the same day, AlliedSignal also filed a motion for (1) partial summary judgment and declaratory judgment that Amendment No. 3 is invalid, or, in the alternative, for a preliminary injunction restraining enforcement of Amendment No. 3; and (2) a preliminary injunction prohibiting the Board of Directors from taking any action that would make the shareholder vote on the Consent Solicitation invalid.

  On September 18, 1998, AlliedSignal filed a cross-motion for summary judgment seeking the dismissal, as a matter of law, of the claim in the complaint filed by the Company against AlliedSignal and PMA alleging an improper board packing scheme.

  On September 22, 1998, AlliedSignal filed a motion for leave to file a second amended complaint in its action against the Company and leave was granted. The proposed second amended complaint broadens AlliedSignal's claim regarding the Company's Amendment No. 3 to the Rights Agreement to incorporate a challenge to the Company's Amendment No. 4 to the Rights Agreement. Among other things, it seeks (i) a declaratory judgment that certain provisions of Amendment No. 4 which make the Shareholder Rights Plan nonamendable are in violation of Pennsylvania law, (ii) a declaratory judgment that, to the extent that Pennsylvania law authorizes the amendment, such law is unconstitutional under the Supremacy Clause of the United States Constitution because it violates the Commerce Clause and the Williams Act, (iii) an order enjoining the enforcement of Amendment No. 4 and (iv) an order enjoining the Company and all persons acting on the Company's behalf from taking action to interfere with the Consent Solicitation. AlliedSignal is also seeking summary judgment with respect to its expanded claim regarding the Company's amendments to the Rights Plan.

  On September 22, 1998, the Company filed an amended complaint against AlliedSignal in the United States District Court for the Eastern District of Pennsylvania. The amended complaint broadens the claims asserted by the Company in its initial complaint. It seeks, among other things, (i) an order declaring that the Pennsylvania Control-Share Acquisitions statute bars AlliedSignal from voting any Shares it may acquire pursuant to the Second Amended AlliedSignal Offer and (ii) a declaratory judgment that AlliedSignal's effort, pursuant to a recent addition to the Consent Solicitation, to delegate to non-directors authority relating to the Shareholder Rights Plan violates Pennsylvania law. In addition to seeking to enjoin the AlliedSignal board packing plan referenced in the initial Complaint, the amended complaint also alleges violations of certain requirements of the federal securities laws relating to tender offers and consent solicitations.

  College Retirement Equities Fund and the shareholders group plaintiffs filed amicus curiae motions and briefs in support of AlliedSignal's Motion for Declaratory and Injunctive Relief on September 25, 1998.

  On September 25, 1998, AlliedSignal filed a motion for leave to file a third amended complaint, which was granted by the United States District Court for the Eastern District of Pennsylvania. Adding to the claims asserted in its earlier complaints, AlliedSignal's proposed third amended complaint challenges the November 16, 1998 record date set by AMP's Board of Directors for the solicitation of consents regarding the Rights Plan Proposal. AlliedSignal asks the Court either to fix a record date of October 15, 1998 for the consent solicitation with respect to the Rights Plan Proposal or to order AMP to fix October 15, 1998 as the record date for that proposal.

  On September 28, 1998, the shareholder plaintiffs filed their First Consolidated Class Action Complaint. The consolidated amended complaint names as defendants AMP, all but one of the individual members of AMP's Board of Directors and eighteen of AMP's officers. The complaint alleges (i) violations of the Securities Exchange Act of 1934, as amended, for failure to set forth an adequate explanation of the reasons for recommending rejection of AlliedSignal's tender offer in AMP's Solicitation/Recommendation Statement on
Schedule 14D-9 filed by AMP in connection with AlliedSignal's tender offer and for failing to disclose material information regarding the reasons for rejection; (ii) that Amendments Nos. 3 and 4 to the Rights Agreement are illegal under the PBCL; and (iii) that if Amendments No. 3 and 4 to the Rights Agreement are not illegal under the PBCL, then that statute violates the Commerce, Supremacy and Due Process clauses of the United States Constitution. The plaintiffs seek, among other things, a declaratory judgment that certain provisions of the PBCL are unconstitutional; that Amendments Nos. 3 and 4 to the Rights Agreement violate the PBCL and should be enjoined; that the individual defendants have infringed the voting rights of AMP shareholders; and that the individual defendants have violated their fiduciary duties to AMP. Plaintiffs also seek to enjoin the defendants from entrenching themselves in office and from impairing the shareholders' rights to vote on certain matters, and ask the Court to order defendants to disclose all material facts relating to AMP's and AlliedSignal's solicitations.

  The Court heard arguments on the Company's and AlliedSignal's motions on September 28, 1998 and the Court denied AlliedSignal's motion challenging the November 16, 1998 record date for the Rights Plan Proposal.

  On October 8, 1998, the Court entered an Order and Memorandum Opinion in the above-referenced actions. The Court granted in part AMP's motion for partial summary judgment in the nature of a declaratory judgment regarding the Second Claim for Relief of AMP's complaint that AlliedSignal's consent solicitation plans are unlawful. The Court enjoined AlliedSignal's board-packing consent proposals, "until [AlliedSignal] states unequivocally that its director nominees have a fiduciary duty solely to AMP under Pennsylvania law and includes a statement from each nominee affirmatively committing personally to that duty."

  The Court denied AlliedSignal's motions for summary judgment, preliminary injunction and declaratory judgment with respect to the Rights Plan in their entirety. The Court held that "AMP's actions in amending its shareholder rights plan cannot be enjoined as ultra vires acts or breaches of fiduciary duty." In addition, the Court declared that AlliedSignal's consent proposal to amend AMP's By-laws in order to place the Board of Directors' authority over the shareholder rights plan in the hands of persons not on the Board is unlawful.

  The Court further held that shareholders participating in the shareholders' litigation against AMP, In re: AMP Shareholder Litigation, do not have standing to seek an injunction against the actions of the AMP Board for not acceding to AlliedSignal's merger proposal.

  The foregoing description of litigation is qualified in its entirety by reference to the various complaints and/or decisions which have been or will be filed as exhibits to the Schedule 13E-4 and are incorporated herein by reference.

 Certain Effects of the Offer.

  Financial Condition and Results of Operations. On a pro forma basis, assuming the consummation of the Offer at June 30, 1998, the Offer and related borrowings would have increased the Company's total indebtedness from approximately $610.8 million to approximately $2,360.8 million, reduced the Company's common shareholders' equity from approximately $2,898.5 million to approximately $1,243.4 million and reduced the Company's book value per common share from approximately $13.25 to approximately $6.59. In addition, following consummation of the Offer, the Company will require substantial amounts of cash to meet principal and interest payments on the debt incurred in connection with the Offer.

  The Company has been informed on a preliminary basis that, following the Offer, the Company's indebtedness will continue to maintain investment grade ratings. In addition, while the consummation of the Offer will significantly increase the leverage of the Company, subject the Company to a number of restrictive covenants and increase the Company's fixed charges, the Company believes that the consummation of the Offer will not affect its ability to pursue its Profit Improvement Plan and grow its business. See "Historical Financial Information" and "Pro Forma Financial Information" in Section 10 for additional information concerning the pro forma financial effects of the Offer.

  Future Dividends. The Company does not currently anticipate any reduction after the Offer in the current annual dividend on the Shares of $1.08 per Share (a quarterly rate of $.27 per Share). While the financing as arranged in connection with the Offer will contain restrictions on certain payments, including dividends, if certain tests to be set forth in the instruments relating to the financing are not met, the Company believes that achievement of its financial plan, including implementation of its Profit Improvement Plan, will more than satisfy these tests. However, the level of any future dividends will remain in the discretion of the Board of Directors and will depend upon, among other things, the Company's future earnings and cash flow and its business and prospects. See Section 9.

8. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

  As of October 7, 1998, there were 218,775,377 Shares outstanding and there presently are 2,263,783 Shares issuable upon the exercise of all outstanding Options. As of October 7, 1998, the Company's directors and executive officers as a group (23 persons) beneficially owned 2,825,113 Shares (including 633,700 Shares issuable upon the exercise of Options exercisable within 60 days of such date), which constituted approximately 1.29% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised) at such time. The foregoing does not include the 25,000,000 Shares issued to the Flexitrust. If the Company purchases 30,000,000 Shares pursuant to the Offer (approximately 13.57% of the outstanding Shares as of October 7, 1998 including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised but excluding Shares issuable to the Flexitrust), then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 1.5% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised but excluding Shares issuable to the Flexitrust). However, each director and executive officer intends to consider the Offer and make his or her own decision as to whether or not to accept the Offer. A description of the Shares owned by each director and executive officer is filed as an exhibit to the Schedule 13E-4 and is incorporated herein by reference.

  Except as set forth in Section 7 hereof or in Schedule I hereto, based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

  Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

9. SOURCE AND AMOUNT OF FUNDS.

  Financing the Offer. The Company estimates that the total funds required to purchase 30,000,000 Shares pursuant to the Offer and to pay related fees and expenses will be approximately $1.7 billion. The Company intends to obtain such funds, as well as any funds required to refinance any of the Company's existing indebtedness which may be repaid in connection with the Offer, by means of (a) proceeds of borrowings under a senior secured bank facility (consisting of $1,750 million of term loans and a $750 million revolving credit facility (collectively, the "Senior Bank Facility Commitment")) (the "Senior Bank Facility") pursuant to a commitment letter, dated September 27, 1998, (the "Bank Commitment Letter") from Credit Suisse First Boston, New York branch, an affiliate of CSFB, and DLJ Capital Funding, Inc. (collectively the "Lenders") and (b) (i) proceeds obtained from the issuance of up to $750 million of senior notes of the Company (the "Senior Notes") through a private placement offering and/or (ii) to the extent that the Senior Notes are not sold prior to the purchase of the Shares, a bridge loan (the "Bridge Loan") of up to $750 million (the "Bridge Loan Commitment") from Credit Suisse First Boston, New York branch, an affiliate of CSFB, and DLJ Bridge Finance, Inc., (collectively, the "Bridge Lenders") as contemplated by a commitment letter, dated September 27, 1998, by and among the Company and the Bridge Lenders (the "Bridge Commitment Letter"). The Company expects to repay indebtedness incurred as a result of the Offer through cash flow from operations or through refinancing of such indebtedness at a later date.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING FOR THE PURCHASE OF SHARES AND ALL CONDITIONS TO SUCH FINANCING, OTHER THAN THE PURCHASE OF SHARES PURSUANT TO THE OFFER, BEING SATISFIED ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER. SEE SECTION 5.

  The terms of the Senior Notes, the Bridge Loan and the Senior Bank Facility (together with the Bridge Loan and the Senior Notes, the "Financing Instruments") have not yet been finalized and are still being negotiated. Moreover, the documentation evidencing the Financing Instruments has not yet been finalized. Accordingly, the description below of the Financing Instruments is preliminary and necessarily incomplete. In addition, the terms and provisions of the Financing Instruments, to the extent described, are subject to change if the terms of the Offer change. In any event, the ultimate Financing Instruments might contain terms that are more or less onerous than those currently contemplated.

 Senior Bank Facility

  As set forth above under "Financing the Offer," the Lenders have delivered the Bank Commitment Letter. Pursuant to the Bank Commitment Letter, the Lenders have committed to provide the Senior Bank Facility on a senior secured basis, such Facility to include a sublimit for the issuance of letters of credit, all upon the terms and subject to the conditions set forth in the Bank Commitment Letter, including the execution of definitive financing documents and that a Change of Control (as defined below) shall not have occurred. A "Change of Control" will have occurred if, among other things, the Second Offer is consummated or the Company shall have had a change in its Board of Directors resulting in less than a majority of the directors being "disinterested directors" (as such term is defined in Section 1715(e) the PBCL), which will occur if the AlliedSignal Nominees are elected to the Board of Directors.

  The Bank Commitment Letter provides that the commitments of the Lenders will terminate unless definitive financing documents with respect thereto shall have been executed and delivered on or prior to December 18, 1998.

  Funding pursuant to the Bank Commitment Letter is subject to certain conditions precedent, including but not limited to (i) the negotiation, execution and delivery of definitive documents reasonably satisfactory to the Lenders, (ii) the completion of the Offer, (iii) no material adverse change in the banking or capital markets that could materially impair the syndication of bank facilities or consummation of securities offerings, (iv) the Company's achieving a minimum EBITDA (operating income plus taxes, depreciation and amortization) for the fiscal quarter ending September 30, 1998, (v) the Company's having received investment grade ratings on its long term unsecured senior indebtedness from both Standard and Poor's Corporation and Moody's Investor Service and (vi) no occurrence of any event or events, adverse condition or change in or affecting the Borrower that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (x) the business, results of operations, property, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or (y) the validity or enforceability of any documents entered into in connection with the Offer or the Senior Bank Facility, the other transactions contemplated by the Offer or the Senior Bank Facility, or the rights, remedies and benefits available to the parties thereunder. The Lenders are also entitled to change the structure, terms or pricing of the Senior Bank Facility if the syndication has not been completed and if the Lenders determine that such changes are advisable in order to insure a successful syndication of the Senior Bank Facility; provided, however, that the total amount of the Senior Bank Facility shall remain unchanged.

  The Senior Bank Facility will be provided pursuant to the terms and conditions of the Credit Agreement to be entered into by the Company and the Lenders.

  Pursuant to the Bank Commitment Letter, the Senior Bank Facility is expected to consist (i) of a five year revolving credit and working capital facility available to the Company in a maximum principal amount not to exceed $750 million, a portion of which may be comprised of letters of credit (the "Letters of Credit") and (ii) term loans in a maximum principal amount not to exceed $1.75 billion of which $1 billion is Tranche A which will mature in five years and $750 million is Tranche B which will mature in seven years. Both Tranche A and Tranche B will amortize quarterly. Annual scheduled repayments under Tranche A will amount to $125 million in the second year following the initial funding, $225 million in the third year, $275 million in the fourth year and $375 million in the fifth year. Annual scheduled repayments in Tranche B will aggregate $37.5 million in the second through sixth years following the initial funding and $712.5 million in the seventh year. The availability of the Senior Bank Facility will be reduced by the aggregate amount of certain indebtedness of the Company that remains outstanding after giving effect to the Offer and the financing contemplated by the Bank Commitment Letter and the Bridge Commitment Letter.

  All existing and hereafter acquired subsidiaries of the Company will unconditionally guarantee the obligations arising under the Senior Bank Facility (provided that no foreign subsidiary shall be required to provide a guarantee to the extent and for so long as to do so would cause adverse tax consequences to the Company). The Senior Bank Facility, and the guarantee obligations in respect thereof, will be secured by a security interest in substantially all the assets of the Company and its domestic (and, to the extent no adverse tax consequences would result, foreign) subsidiaries.

  The Senior Bank Facility will be required to be prepaid with (subject to certain exceptions): (i) the net proceeds from the issuance of any debt or equity securities of the Company or any of its subsidiaries or (ii) the net proceeds from non-ordinary course asset sales or (iii) a certain percentage of excess cash flow. Voluntary prepayment of the Senior Bank Facility, in whole or in part, is permitted at any time. Indebtedness outstanding under Tranche A and the revolving line of credit of the Senior Bank Facility will bear an initial interest rate, computed on a per annum basis, equal to either the Alternate Base Rate (as defined below) plus 1.0% or LIBOR plus 2.0%. Indebtedness outstanding under Tranche B of the Senior Bank Facility will bear an initial interest rate, computed on a per annum basis equal to either the Alternate Base Rate plus 1.75% or LIBOR plus 2.75%. The LIBOR and Alternate Base Rate margins will be subject to performance pricing step-downs to be determined.

  "Alternate Base Rate" shall mean the higher of (i) the Administrative Agent's prime rate and (ii) the Federal Funds rate plus 0.5%.

  Fees payable in respect of letters of credit shall be in an amount equal to the interest rate margin on LIBOR based loans then in effect, due quarterly in arrears. The issuer of a letter of credit shall be paid a per annum fronting fee of .25% on the face amount of all letters of credit, due quarterly in arrears. Additionally, the Company shall pay the issuer of a letter of credit its customary letter of credit charges as in effect from time to time.

  The Senior Bank Facility will contain certain representations and warranties, certain negative and affirmative financial covenants, certain conditions and events of default which are customarily required for similar financings. Representations and warranties will probably apply to the Company and its subsidiaries. Such covenants will include restrictions and limitations on dividends and stock redemptions, capital expenditures, leases, incurrence of debt, transactions with affiliates, investments and acquisitions, and mergers, consolidations and asset sales. Furthermore, the Company will be required to maintain compliance with certain financial covenants such as a Maximum Leverage Ratio, an Interest Coverage Ratio, a Fixed Charge Coverage Ratio and Minimum Net Worth (as such terms will be defined in the Credit Agreement).

 Senior Note Private Placement

  The Company intends to issue up to $750 million aggregate principal amount of Senior Notes to be sold in a private placement with a maturity date of approximately ten years from the date of issuance at a fixed interest rate to be determined. The Senior Notes will be senior unsecured obligations and will rank senior in right of payment to all existing and future indebtedness of the Company that is subordinated to the Senior Notes and will rank pari passu in right of payment with all other existing and future senior indebtedness of the Company. Loans under the Senior Bank Facility will be secured by substantially all of the Company's assets and, accordingly, the Senior Notes will be effectively subordinated to the loans outstanding under the Senior Bank Facility to the extent of the value of the assets securing such loans.

  The Senior Notes and the Indenture are expected to contain certain covenants, events of default and other provisions, which provisions will be negotiated by the Company.

 Bridge Loan

  In the event that the Company is not able to successfully complete the private placement of Senior Notes prior to consummation of the Offer, the Company may fund the Offer with the proceeds of the Bridge Loan.

  Pursuant to the Bridge Commitment Letter, the Bridge Lenders have committed that either they and/or one or more of their respective affiliates will purchase $750 million in aggregate principal amount of the Bridge Loan. The Bridge Loan will be a senior unsecured obligation of the Company, guaranteed on an unsecured basis by all existing and hereafter acquired subsidiaries that guarantee the Senior Bank Facility. The Bridge Lenders have committed to make such loan upon terms and subject to the conditions set forth in the Bridge Commitment Letter, including the execution of definitive financing documents and that a Change of Control of AMP shall not have occurred. A change of control ("Change of Control") will have occurred if, among other things, the Second Offer is consummated or the Company shall have had a change in its Board of Directors resulting in less than a majority of the directors being "disinterested directors" (as such term is defined in Section 1715(e) of the PBCL), which will occur if the AlliedSignal Nominees are elected to the Board of Directors.

  The Bridge Commitment Letter provides that the commitments of the Bridge Lenders will terminate on December 18, 1998, unless the funding of the Bridge Loan has occurred prior to such time.

  Funding pursuant to the Bridge Commitment Letter is subject to certain conditions precedent, including but not limited to (i) the negotiation, execution and delivery of definitive documents reasonably satisfactory to the Bridge Lenders, (ii) the completion of the Offer, (iii) no material adverse change in the banking or capital markets that could materially impair the syndication of bank facilities or consummation of securities offerings, (iv) the Company's achieving a minimum EBITDA (operating income plus taxes, depreciation and amortization) for the fiscal quarter ending September 30, 1998, (v) the Company's having received investment grade ratings on its long term unsecured senior indebtedness from both Standard and Poor's Corporation and Moody's Investor Service and (vi) no occurrence of any event or events, adverse condition or change in or affecting the Borrower that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (x) the business, results of operations, property, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or (y) the validity or enforceability of any documents entered into in connection with the Offer or the Bridge Loan, the other transactions contemplated by the Offer or the Bridge Loan, or the rights, remedies and benefits available to the parties thereunder.

  The Bridge Loan shall mature 364 days after the closing thereof (the "Bridge Loan Maturity Date"). If prior to such time the Bridge Loan has not been repaid in full for cash, the principal of the Bridge Loan then outstanding may, subject to certain conditions precedent, be satisfied, at the option of each Bridge Lender, through the delivery of senior unsecured Exchange Notes (the "Exchange Notes").

  The Bridge Loan can be repaid up to the Bridge Note Maturity Date, in whole or in part, at the Company's option at any time at par plus accrued interest to the date of repayment. Mandatory repayment will be required with (subject to certain agreed upon exceptions): (i) the net proceeds from the issuance of any debt or equity securities of the Company or any of its subsidiaries, (ii) the net proceeds from non-ordinary course asset sales or (iii) a certain percentage of excess cash flow.

  Interest shall be payable at the greater of (i) the London Interbank Offer Rate ("LIBOR") plus the Applicable Margin or (ii) the Treasury Rate plus the Treasury Spread. The "Applicable Margin" shall initially be 4%, increasing by an additional 0.5% at the end of each subsequent three-month period for as long as the Bridge Loans are outstanding, provided that such rate shall not exceed the highest rate permitted by law. The "Treasury Spread" shall initially be 4.75%, increasing by an additional 0.5% at the end of each subsequent three-month period for as long as the Bridge Loans are outstanding, provided that such rate shall not exceed the highest rate permitted by law.

  The Bridge Loan will contain certain representations and warranties, certain negative and affirmative covenants, certain conditions and events of default which are customarily required for similar financings. Such covenants will include restrictions and limitations on dividends and stock redemptions, capital expenditures, leases, incurrence of debt, transactions with affiliates, investments and acquisitions, and mergers, consolidations and asset sales.

  The foregoing description is qualified in its entirety by reference to the
(i) Bank Commitment Letter and (ii) the Bridge Commitment Letter, copies of which are filed as exhibits to the Schedule 13E-4 (as hereinafter defined) and are incorporated herein by reference.

  Fees Associated with Financings. The Company has agreed to pay certain commitment, ticking and funding fees to the Lenders and the Bridge Lenders in connection with the Senior Bank Facility and the Bridge Loan. Such fees will aggregate at least $29.75 million. In the event that at the consummation of the Offer (i) all amounts are drawn under the Senior Bank Facility and (ii)
(x) the Company sells $750 million aggregate principal amount of Senior Notes or (y) all amounts are drawn under the Bridge Commitment Letter, the fees will aggregate approximately $67.0 million (including ticking fees through that date, but excluding any costs associated with refinancing or converting any Bridge Loan). If the Company loses its investment grade rating on its long term unsecured indebtedness, the aggregate fees will be increased.

10. CERTAIN INFORMATION ABOUT THE COMPANY.

  The Company designs, manufactures and markets a broad range of electronic, electrical and electro-optic connection devices and an expanding number of interconnection systems and connector-intensive assemblies. The Company's products have potential uses wherever an electronic, electrical, computer or telecommunications system is involved, and are becoming increasingly critical to the performance of these systems as voice, data and video communications converge. The Company's customers are as diverse as the products themselves, and include such differing types of accounts as original equipment manufacturers (OEMs) and their subcontractors, utilities, government agencies, distributors, value-added resellers, and customers who install, maintain and repair equipment. The industries covered by these accounts include Automotive, Power Technology, Personal Computer, Communications, and Consumer/Industrial. The Company markets its products worldwide primarily through its own direct sales force, but also through distributors and value-added resellers to respond to customer buying preferences. In 1997, 84% of product was sold through direct channels to market and 16% through distribution. The Company has established more than 330 facilities located in 53 countries to serve customers in the current and emerging markets throughout the world. The Company is positioning itself to be a market-driven, "GLOBE-ABLE" organization.

  The principal executive office of the Company is P.O. Box 3608, Harrisburg, PA 17105-3608.

  In June of this year, the Company announced the first element of the Profit Improvement Plan which is described in greater detail below.

  Profit Improvement Plan. The Profit Improvement Plan reflects AMP's commitment to improve significantly its operating margins and financial performance. The Profit Improvement Plan was commenced in June of this year and is currently being implemented. In particular, AMP expects the Profit Improvement Plan to result in the elimination of costs and expenses of more than $350 million per year beginning in the year 2000 and generate operating margins of at least 13.5% in 1999 and at least 16.5% in 2000. In addition, after giving effect to the Offer and additional savings from acceleration and expansion of the Profit Improvement Plan, the Company expects earnings per share of approximately $2.30 in 1999 and approximately $3.00 in 2000. This enhanced operating performance, taken together with a higher price/earnings multiple which was historically afforded to the Company, should, in the judgment of the Board of Directors, significantly enhance shareholder value.

  Key elements of the Profit Improvement Plan include:

  . Reducing costs through reductions in support staff and support functions

   AMP had announced that its support staff would be reduced on a net basis (gross reductions less new hires) by at least 3,500 worldwide through a combination of early retirement, attrition and layoffs. As part of this program, AMP will outsource certain support activities to allow the Company to focus resources on core businesses and provide flexibility to respond to fluctuations in product demand. As of October 1, 1998, the Company has exceeded its objectives and identified in excess of 3,800 support staff reductions worldwide. Approximately 1,500 of the support staff reductions are from international subsidiaries. In addition, temporary and contract employees have also been reduced.

  . Reshaping AMP's manufacturing into a "global manufacturing competency" through plant closings, consolidations and other activities

   The streamlining and consolidation of the Terminal and Connector operation, which represents the majority of AMP's sales, will result in the closing of five plants in 1998. Additional sites have been announced for consolidation and/or closing, including AMP's manufacturing facilities in Harlow, Great Britain and in Hsin-Chu, Taiwan. Additionally, AMP is stepping up activities to support the fast growing marketplace outside the United States by shifting production closer to customers, thereby reducing transportation and other costs, and relying on simpler, manual operations in each region for high-volume, quick turnaround orders.

  . Simplifying AMP's operating structure and providing for greater accountability

   Robert Ripp was appointed Chairman and CEO with overall responsibility for implementing the plan. Direct reports have been cut in half from 22 to 11 and each of a limited number of executives has been charged with the responsibility of achieving a specified portion of the expected cost savings.

  . AMP's focus on customer service and pricing policies to enhance its competitiveness in the marketplace and responsiveness to customer demands

   New customer-focused programs are being launched to make the ordering, pricing, and delivery systems simpler and more responsive to customers. The programs, which have begun in the United States, will be replicated in other regions of the world. These include 24-hour customer service and shipment on more than 10,000 widely used part numbers, simplified pricing and a larger sales force to improve account coverage and presence at customer facilities.

  The Profit Improvement Plan is designed to provide AMP with a more simplified, results-oriented structure focused on enhancing performance and creating value. The Company is committed to accelerating the implementation of, and enhancing the steps being taken in connection with, the Profit Improvement Plan.

  Management Financial Plan. The above estimates of earnings for 1999 and 2000 are based on management's financial plan, after giving effect to the reduction of costs and expenses associated with the Profit Improvement Plan, the repurchase of Shares pursuant to the Offer, including the interest expense associated with additional debt of $1.75 billion and the incremental Shares issued as a result of the use of the Flexitrust.

  The Profit Improvement Plan has assumed that revenues will grow 3% in constant dollars in 1999 over the current estimate of 1998 revenue and grow 7% in constant dollars in 2000 over the 1999 planned revenue.

  Management's plan for 1999 and 2000 was first disclosed publicly in August of 1998. Since that time, the impact of certain key events has been added to the assumptions; however, the estimated earnings have remained consistent. These events include: (i) financing of $1.75 billion to fund the Offer resulting in $143 million ($.44 per share) in incremental interest expense, including amortization of deferred financing fees, in 1999 and 2000, (ii) additional cost savings identified for 1999 of approximately $50 million ($.15 per share), (iii) the reduction in Shares outstanding of 30,000,000 due to the purchase of such Shares pursuant to the Offer offset in 1999 by 2,500,000 Shares issued pursuant to the Flexitrust and offset in 2000 by 5,000,000 Shares issued pursuant to the Flexitrust. The impact of the reduction in Shares outstanding increases earnings by $.29 per share and $.34 per share in 1999 and 2000, respectively.

  The incremental cost saving identified in 1999 relates to additional support staff personnel identified for elimination, inclusion of several additional facilities in the Company's consolidation plans and the divestiture of certain non-Terminal and Connector operations. The incremental cost savings in 2000 includes additional savings related to the expiration of extensions for various key support staff positions and additional savings for facility consolidations and divestitures.

  The Company does not as a matter of course publicly disclose projections or estimates as to future revenues or earnings. The Company's projections were prepared in conjunction with the development of the Company's Profit Improvement Plan and assume that the revenue growth described above and the cost savings anticipated to be realized from the Profit Improvement Plan will be realized. The projections, while presented with numerical specificity, are based upon a variety of estimates and assumptions (including estimates and assumptions utilized in developing the Profit Improvement Plan), and, as such, actual results may differ from the projections. See "Forward-Looking Statements."

  Creation of Flexitrust. On September 28, 1998, the Board authorized AMP management to enter into a Flexitrust Agreement (the "Flexitrust Agreement") to establish the Flexitrust, a grantor trust, to hold shares of Common Stock. The Flexitrust is targeted to free operating cash flow, which would otherwise be used to fund, among other things, cash benefit and compensation requirements, of approximately $1 billion over the next ten years. The Flexitrust will not affect AMP's employee benefit and compensation plans. Pursuant to the terms of the Flexitrust, the shares will periodically be released from the Flexitrust, at which time they may be used in kind to satisfy certain stock-based obligations or sold to raise the cash necessary to fund certain cash-based obligations. The Flexitrust will be administered by a committee consisting of AMP's Chief Financial Officer, General Legal Counsel (or, prior to November 1, 1998, AMP's Associate General Legal Counsel) and Chief Human Resource Officer (the "Flexitrust Committee"). Assets of the Flexitrust remain subject to the claims of AMP's creditors.

  In connection with the establishment of the Flexitrust, AMP expects, pursuant to a Stock Purchase Agreement, to sell to the Flexitrust on or prior to the consummation of the Offer, an aggregate of 25 million authorized but unissued shares of Common Stock (the "Trust Shares") for a purchase price of $39 3/16 per Share, the closing price per Share on the New York Stock Exchange on September 25, 1998. The Flexitrust will issue to AMP, as payment for the Trust Shares, a 10-year note payable to AMP in the principal amount of approximately $980 million. AMP will make future contributions to the Flexitrust which, together with dividends paid in respect of the Trust Shares, will be sufficient to allow the Flexitrust to make principal and interest payments due on such note. Cash paid or contributed to the Flexitrust by AMP is not expected to be retained by the Flexitrust but rather returned to the Company as described in the preceding sentence. As principal payments are made on such note, a proportionate number of Trust Shares will become available for use by the Flexitrust in satisfaction of certain benefit and compensation obligations of AMP.

  Generally, Trust Shares held by the Flexitrust will be voted or consented on any matter or tendered in the same proportion that all other shares of Common Stock are voted, consented or tendered. However, in the case of a self tender made by AMP or in the case of a third party tender or exchange offer for less than a majority of all outstanding shares of Common Stock, Trust Shares will be tendered only upon directions of the Flexitrust Committee. The Flexitrust Committee is expected to instruct the trustee of the Flexitrust not to tender the Trust Shares pursuant to the Offer or the Second Amended Allied Signal Offer. Accordingly, after taking into account the repurchase of Shares pursuant to the AMP Self Tender Offer, the Flexitrust is expected to hold approximately 11.7% of the outstanding Shares. The formation of the Flexitrust and issuance of Trust Shares will have no effect on AMP's earnings per share calculation and will not change the number of Shares to be issued under AMP's existing stock-based plans. Until the note is paid down and Trust Shares become available for use by the Flexitrust, the Trust Shares are not treated as outstanding for purposes of earnings per share calculations. Creation of the Flexitrust will add no debt to AMP's balance sheet, will increase AMP's equity base over time and will bolster AMP's credit position. A copy of the Flexitrust Agreement and Stock Purchase Agreement are filed as exhibits to the
Schedule 13E-4 and are incorporated herein by reference.

  Historical Financial Information. The following table sets forth summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information for fiscal years 1996 and 1997 has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Reports on Form 10-K for the fiscal year ended December 31, 1997 and is hereby incorporated herein by reference. The historical financial information presented for the six months ended June 30, 1997 and 1998 is unaudited. Such historical financial information has been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of the Company as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and is hereby incorporated herein by reference. Copies of reports may be inspected or obtained from the Commission in the manner specified in "Additional Information" below.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
              (In Thousands, Except Ratios and Per Share Amounts)

                                                               SIX MONTHS
                                      YEAR ENDED                 ENDED
                                     ------------------------- ---------------------
                                     DECEMBER 31, DECEMBER 31,  JUNE 30,   JUNE 30,
                                         1996         1997        1997       1998
                                     ------------ ------------ ---------- ----------
                                                                    (UNAUDITED)
 STATEMENT OF INCOME DATA
  Net sales........................   $5,468,028   $5,745,235  $2,860,872 $2,747,651
  Gross income.....................    1,565,295    1,768,629     894,292    810,496
  SG&A.............................      964,589    1,022,856     544,340    560,036
  Restructuring charge (Credit)....       98,000      (21,338)        --         --
                                      ----------   ----------  ---------- ----------
  Income from operations...........      502,706      767,111     349,952    250,460
  Income before income taxes and
      cumulative effect of
      accounting changes...........      438,308      677,985     309,067    233,148
  Net income before cumulative ef-
      fect
      of accounting changes........      286,984      457,640     208,621    157,373
  Cumulative effect of accounting
      changes......................          --        15,450      15,450        --
                                      ----------   ----------  ---------- ----------
  Net income.......................   $  286,984   $  473,090  $  224,071 $  157,373
                                      ==========   ==========  ========== ==========
 BASIC EARNINGS PER SHARE
  EPS before cumulative effect of
      accounting changes...........   $     1.31   $     2.08  $     0.95 $     0.72
  Cumulative effect of accounting
      changes......................          --          0.07        0.07        --
  Earnings per share...............   $     1.31   $     2.15  $     1.02 $     0.72
  Average shares outstanding ba-
      sic..........................      219,200      219,800     219,600    219,400
 DILUTED EARNINGS PER SHARE
  EPS before cumulative effect of
      accounting changes...........   $     1.31   $     2.08  $     0.95 $     0.72
  Cumulative effect of accounting
      changes......................          --          0.07        0.07        --
  Earnings per share...............   $     1.31   $     2.15  $     1.02 $     0.72
  Average shares outstanding dilut-
      ed...........................      219,600      220,400     219,900    219,800
  Ratio of earnings to fixed
      charges
      (unaudited)..................          8.7         12.6        11.2        9.3
 BALANCE SHEET DATA
  Working capital..................   $  911,285   $1,204,504  $1,028,853 $1,169,439
  Total assets.....................    4,685,705    4,848,103   4,814,467  4,669,640
  Total long-term debt.............      181,599      159,695     185,567    168,010
  Shareholders' equity.............    2,789,898    2,951,535   2,851,352  2,898,482
  Book value per common share (un-
   audited)........................   $    12.71   $    13.42  $    12.98 $    13.25

  Pro Forma Financial Information. The following summary unaudited consolidated pro forma financial statements give effect to the following transactions: (i) the consummation of the Offer and the purchase thereunder of 30,000,000 Shares at a price of $55 per Share, (ii) the execution of commitments related to the Senior Bank Facility and Bridge Loan and borrowings under the Senior Bank Facility, and (iii) the establishment of the Flexitrust, a grantor trust, to hold newly issued shares to fund employee benefits and compensation programs. The cost savings anticipated to be realized as a result of the Company's Profit Improvement Plan are not reflected in the pro forma adjustments. The summary unaudited consolidated pro forma financial statements should be read in conjunction with the accompanying notes and the summary consolidated historical financial information. The summary unaudited consolidated pro forma financial statements have been prepared, as if the transactions referred to above had taken place (i) at the beginning of 1997 for income statement purposes, and (ii) at the end of the periods presented for balance sheet purposes, but, in each case, such information does not purport to be indicative of the results that would actually have been achieved had the preceding transactions been completed on the dates indicated or that may be achieved in the future.

  The Senior Bank Facility contemplated by the Bank Commitment Letter presently provides for term loans in the aggregate amount of $1.75 billion to be drawn upon consummation of the Offer. This is in addition to $750 million to be made available under a revolving credit facility. The Company also may raise up to $750 million in connection with the private placement of Senior Notes. The total proceeds potentially available to the Company exceed the total funds presently anticipated to be required in connection with the Offer.

  Over the next several weeks, the Company presently intends to review its need, if any, to refinance existing indebtedness, as well as its future need for funds for working capital and other purposes. Depending upon the results of this review, the Company may seek to adjust the total funds to be made available under the Senior Bank Facility or pursuant to a sale of the Senior Notes and to do so in a manner which the Company, at the time, believes best suits its present and future capital needs. In light of the fact that this review has not been completed, the pro forma financial statements have been prepared assuming that the Company has drawn the full $1.75 billion in term loans under the Senior Bank Facility as required under the Bank Commitment Letter, that all existing indebtedness shall remain outstanding and that no proceeds are received upon the sale of Senior Notes. Should any existing indebtedness require refinancing, the Company may be required to obtain additional funds from the revolving credit facility and/or the sale of Senior Notes, which would increase the Company's overall interest expense. The increase in interest expense will be dependent on the amount of existing indebtedness, if any, to be refinanced and the source of indebtedness to be incurred for such refinancing. See Section 9.

  Once third quarter financial results are published towards the end of October, the Company intends to prepare and disseminate revised pro forma financial statements which reflect, among other things, the financial results for the third quarter and updated information concerning the Company's anticipated financing for the Offer and related transactions. Shareholders should review the revised pro forma financial information disseminated at the end of October in connection with any decision made with respect to the Offer.

         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
              (In Thousands, Except Ratios and Per Share Amounts)

                            YEAR ENDED                          SIX MONTHS ENDED
                         DECEMBER 31, 1997                        JUNE 30, 1998
                 -------------------------------------  -------------------------------------
                              PRO FORMA                              PRO FORMA
                 HISTORICAL  ADJUSTMENTS    PRO FORMA   HISTORICAL  ADJUSTMENTS    PRO FORMA
                 ----------  -----------    ----------  ----------  -----------    ----------
 Net sales...    $5,745,235   $     --      $5,745,235  $2,747,651   $    --       $2,747,651
 Cost of
  sales......     3,976,606         --       3,976,606   1,937,155        --        1,937,155
                 ----------   ---------     ----------  ----------   --------      ----------
 Gross in-
  come.......     1,768,629         --       1,768,629     810,496        --          810,496
 SG&A ex-
  penses.....     1,022,856         --       1,022,856     560,036        --          560,036
 Restructuring
  charge
  (credit)...       (21,338)        --         (21,338)        --         --              --
                 ----------   ---------     ----------  ----------   --------      ----------
 Income from
  operations..      767,111         --         767,111     250,460        --          250,460
 Interest ex-
  pense......       (31,843)    (20,100)(1)   (186,643)    (14,976)    (6,000)(1)     (88,326)
                               (134,700)(2)                           (67,350)(2)
 Other deduc-
  tions,
  net........       (57,283)        --         (57,283)     (2,336)       --           (2,336)
                 ----------   ---------     ----------  ----------   --------      ----------
 Income before
  income tax-
  es.........       677,985    (154,800)(3)    523,185     233,148    (73,350)(3)     159,798
 Income tax-
  es.........       220,345     (50,310)(4)    170,035      75,775    (23,839)(4)      51,936
                 ----------   ---------     ----------  ----------   --------      ----------
 Net income
  before ac-
  counting
  changes....    $  457,640   $(104,490)(5) $  353,150  $  157,373   $(49,511)(5)  $  107,862
                 ==========   =========     ==========  ==========   ========      ==========
 Basic
  shares.....       219,770     (30,000)(6)    189,770     219,401    (30,000)(6)     189,401
 Basic EPS...    $     2.08         --      $     1.86  $     0.72        --       $     0.57
 Diluted
  shares.....       220,375     (30,000)(6)    190,375     219,778    (30,000)(6)     189,778
 Diluted
  EPS........    $     2.08         --      $     1.86  $     0.72        --       $     0.57
 Ratio of
  earnings to
  fixed
  charges....          12.6x                       3.5x        9.3x                       2.6x

  NOTES TO THE SUMMARY UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

 (1) Represents bank fees expensed or amortized.

 (2) Represents periodic interest expense on the new debt facilities of $134.7 million and $67.35 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. Interest expense on the new outstanding facilities is calculated based on the current LIBOR rate of 5 3/8% plus 2.3% on the term loan under the Senior Bank Facility. A 1/8% increase in the LIBOR rate results in approximately $2.2 million and $1.1 million additional interest expense in 1997 and in the six months ended June 30, 1998, respectively.

 (3) Represents the pretax impact of the pro forma adjustments to income before income taxes for the period.

 (4) Represents the tax benefit derived from the impact of the pro forma adjustments for the period.

 (5) Represents the impact on net income before accounting changes (net income for the six months ended June 30, 1998) related to impact of the pro forma adjustments for the period.

 (6) Represents the reduction in shares outstanding as a result of the purchase of 30 million Shares pursuant to the Offer.

        SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In Thousands)

                                     YEAR ENDED                            SIX MONTHS ENDED
                                 DECEMBER 31, 1997                          JUNE 30, 1998
                         ---------------------------------------  ---------------------------------------
                                      PRO FORMA                                PRO FORMA
                         HISTORICAL  ADJUSTMENTS      PRO FORMA   HISTORICAL  ADJUSTMENTS      PRO FORMA
                         ----------  -----------     -----------  ----------  -----------     -----------
 ASSETS
 Current Assets:
 Cash & cash equiva-
  lents...............   $  350,320  $    55,200(1)  $   405,520  $  221,443  $    55,200(1)  $   276,643
 Securities available
  for sale............       79,350          --           79,350      80,618          --           80,618
 Other current as-
  sets................    2,220,130          --        2,220,130   2,173,778          --        2,173,778
                         ----------  -----------     -----------  ----------  -----------     -----------
  Total current as-
   sets...............    2,649,800       55,200       2,705,000   2,475,839       55,200       2,531,039
 Property, plant &
  equipment, net......    1,915,985          --        1,915,985   1,897,468          --        1,897,468
 Investments and other
  assets..............      282,318       37,300 (2)     319,618     296,333       37,300 (2)     333,633
                         ----------  -----------     -----------  ----------  -----------     -----------
 Total Assets.........   $4,848,103  $    92,500     $ 4,940,603  $4,669,640  $    92,500     $ 4,762,140
                         ==========  ===========     ===========  ==========  ===========     ===========
 LIABILITIES &
  SHAREHOLDERS' EQUITY
 Current Liabilities:
 Short-term debt......   $  465,233  $       --      $   465,233  $  442,793  $       --      $   442,793
 Other current liabili-
  ties................      980,063       (2,438)(3)     977,625     863,607       (2,438)(3)     861,169
                         ----------  -----------     -----------  ----------  -----------     -----------
  Total current liabil-
   ities..............    1,445,296       (2,438)      1,442,858   1,306,400       (2,438)      1,303,962
 Long-term debt.......      159,695    1,750,000 (4)   1,909,695     168,010    1,750,000 (4)   1,918,010
 Other liabilities....      291,577          --          291,577     296,748          --          296,748
                         ----------  -----------     -----------  ----------  -----------     -----------
  Total Liabilities...    1,896,568    1,747,562       3,644,130   1,771,158    1,747,562       3,518,720

 Shareholders' Equity:
 Common stock.........       81,670      979,688 (5)   1,061,358      81,727      979,688 (5)   1,061,415
 Other capital........       91,575          --           91,575      91,505          --           91,505
 Deferred compensa-
  tion................      (11,169)         --          (11,169)     (9,274)         --          (9,274)
 CTA..................       27,079          --           27,079     (22,758)         --          (22,758)
 Net unrealized invest-
  ment loss...........         (373)         --             (373)     (2,186)         --           (2,186)
 Retained earnings....    2,940,488       (5,062)(6)   2,935,426   2,979,490       (5,062)(6)   2,974,428
 Shares held in
  flexitrust..........          --      (979,688)(5)    (979,688)        --      (979,688)(5)    (979,688)
 Treasury stock.......     (177,735)  (1,650,000)(7)  (1,827,735)   (220,022)  (1,650,000)(7)  (1,870,022)
                         ----------  -----------     -----------  ----------  -----------     -----------
  Total Shareholders'
   Equity.............    2,951,535   (1,655,062)      1,296,473   2,898,482   (1,655,062)      1,243,420
                         ----------  -----------     -----------  ----------  -----------     -----------
 Total Liabilities and
  Shareholders' Equi-
  ty..................   $4,848,103  $    92,500     $ 4,940,603  $4,669,640  $    92,500     $ 4,762,140
                         ==========  ===========     ===========  ==========  ===========     ===========

 NOTES TO THE SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

 (1) Reflects the increase in cash resulting from the proceeds from the term loan under the Senior Bank Facility payment offset by loan fees.

 (2) Represents financing fees paid and capitalized under the Senior Bank Facility.

 (3) Represents the tax benefit related to the commitment fees expensed upon payment.

 (4) Represents the increase in indebtedness resulting from borrowings under the Senior Bank Facility.

 (5) Reflects the formation of the Flexitrust through issuance of 25 million Shares by the Company to the Flexitrust in exchange for a note payable over 10 years. As the note is amortized, Shares are released from the Flexitrust to fund existing employee benefit programs and compensation plans. Shares held by the Flexitrust are excluded from basic and diluted per share calculations.

 (6) Represents the impact of the commitment fees expensed upon payment net of the tax benefit in Note 3.

 (7) Reflects the purchase of 30 million Shares at $55 per Share pursuant to the Offer.

  The Rights. Each Right issued pursuant to the Rights Agreement entitles the holder thereof to purchase from the Company one Share at an exercise price of $87.50 per share, subject to adjustment in accordance with the terms of the Rights Agreement. Upon the earliest of (i) the close of business on the tenth business day following a public announcement that a person (an "Acquiring Person") has become an "interested shareholder" as defined in Section 2553 of the PBCL (i.e., has acquired, or obtained the right to acquire, beneficial ownership of 20% (or 10% for any person which has made an unsolicited acquisition proposal) or more of the outstanding Shares) other than pursuant to a Qualifying Offer (as defined below), (ii) the close of business on the tenth business day (or such later date as may be determined by the Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person or (iii) a merger or other business combination transaction (the earliest of such dates being the "Distribution Date"), the Rights become exercisable and trade separately from the Shares. A Qualifying Offer is an acquisition of Shares pursuant to a tender offer or an exchange offer for all outstanding Shares at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, or affiliates or associates of any person making the offer, after receiving advice from one or more investment banking firms, to be fair to the shareholders and otherwise in the best interest of the Company and its shareholders, provided such offer is consummated at a time when the Rights are redeemable.

  In the event that a person becomes an Acquiring Person, each holder of a Right (other than Rights held by an Acquiring Person which are voided) will thereafter have the right to receive, upon exercise, Shares (and, in certain circumstances other consideration) having a value equal to two times the exercise price of the Right. In addition, in the event that, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is a party to a merger in which the Company is the surviving company, but its shares are exchanged for other consideration or remain outstanding, but constitute less than 50% of the shares outstanding immediately following consummation of the merger (other than, with respect to clause (i) or (ii), a merger which follows a Qualifying Offer), or (iii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  No Person shall become an Acquiring Person solely as a result of the Company repurchasing Shares. Accordingly, if AlliedSignal purchases 9% of the outstanding Shares pursuant to the Second Amended AlliedSignal Offer and prior to the purchase of Shares hereunder, AlliedSignal will not become an Acquiring Person after the purchase of Shares hereunder unless and until it purchases Additional Shares representing 1% or more of the then outstanding Shares.

  The Rights may be redeemed until ten business days following the day on which any person becomes an Acquiring Person, provided, however, that the Rights shall become nonredeemable until November 6, 1999 (when the Rights Agreement will expire in accordance with its terms) if there is a change in the Board of Directors occurring at any time following receipt of an unsolicited acquisition proposal such that the "disinterested directors" (as such term is defined in Section 1715(e) of the PBCL) in office prior to the first such unsolicited acquisition proposal, together with their successors as may be approved by the Board of Directors prior to their election, no longer constitutes a majority of the Board of Directors or upon the adoption of a By-law intended to limit the authority of the Board of Directors and/or confer authority on any person other than the Board of Directors to take action with respect to the Rights Agreement and the Rights issued thereunder.

  At a meeting held on August 12, 1998, the Board of Directors of the Company resolved that the Distribution Date shall not occur until the earlier of (i) the day immediately prior to the date on which an Acquiring Person becomes such and (ii) such date as may be determined by action of the Board of Directors prior to the time any person or group becomes an Acquiring Person. As a result of such action, the commencement of the Original AlliedSignal Offer did not, in and of itself, result in the occurrence of a Distribution Date. Consummation of the Second Amended AlliedSignal Offer will not, in and of itself, result in the occurrence of a Distribution Date.

The Board of Directors also authorized Amendment No. 2 to the Rights Agreement, which ratified the appointment of ChaseMellon Shareholder Services L.L.C., the Company's transfer agent, as the successor Rights Agent.

  At a meeting held on August 20, 1998, the Board of Directors approved Amendment No. 3 to the Rights Agreement (which is reflected in the summary description set forth above) to provide that (i) unless the Rights are redeemed prior thereto, a merger or other business combination transaction will be a triggering event, irrespective of whether other events have previously occurred to cause the Rights Certificates to have been distributed,
(ii) that the Rights shall become nonredeemable if there is a change in the Board of Directors occurring at any time following receipt of an unsolicited acquisition proposal such that the "disinterested directors" (as such term is defined in Section 1715(e) of the PBCL) in office prior to the first such unsolicited acquisition proposal, together with their successors as may be approved by the Board of Directors prior to their election, no longer constitutes a majority of the Board of Directors, (iii) the Qualifying Offer exception shall be applicable unless and until the Rights become nonredeemable under clause (ii) above, and (iv) the Rights Agreement generally may not be amended when the Rights are not redeemable.

  At the same meeting, the Board of Directors also adopted a resolution providing that, following the expiration of the Rights Agreement on November 6, 1999, and for a period of 6 months thereafter, the Company shall neither adopt nor have in place a shareholder rights plan.

  At a meeting held on September 17, 1998, the Board of Directors approved Amendment No. 4 to the Rights Agreement (which is reflected in the summary description set forth above) which amends the definition of the term "Acquiring Person" to reduce from 20% to 10% the threshold at which a person who has made an unsolicited acquisition proposal may become an Acquiring Person and thereby trigger a number of the provisions of the Rights Agreement. Amendment No. 4 also provides that the Rights Agreement shall not be amendable, the Rights shall not be redeemable and the Board of Directors will not be entitled to exercise certain discretionary authority otherwise available or take certain other actions, upon the adoption of a By-law intended to limit the authority of the Board of Directors and/or confer authority on any person other than the Board of Directors to take action with respect to the Rights Agreement and the Rights issued thereunder. Amendment No. 4 did not become effective until September 24, 1998, provided that, once effective, Amendment No. 4 applied to all actions which shall have occurred on or after September 17, 1998 (the date of the amendment). For a description of certain litigation relating to the Rights Agreement, see Section 7.

  The amendments to the Rights Agreement contained in Amendment No. 3 were adopted to enhance AMP's ability to implement the Profit Improvement Plan through November 6, 1999, the expiration date of the Rights Agreement, and thereby protect the value expected to be generated by the Profit Improvement Plan for AMP and its relevant constituencies, including its shareholders. These amendments seek to accomplish this by making the rights nonredeemable if, following receipt of an unsolicited acquisition proposal (such as the AlliedSignal offer), there is a change in the Board of Directors of AMP, such that directors who qualify as "disinterested directors" (as defined in Section 1715(e) of the PBCL) at the time of receipt of such a proposal, together with their successors as may be approved by the Board of Directors in advance, no longer constitute a majority of the Board of Directors. Prior to the adoption of these amendments, the Rights could have been redeemed, even if there were a change in a majority of the directors, with the concurrence of a majority of the "continuing" directors. As a result, if the 17 AlliedSignal Nominees are elected to the AMP Board of Directors, the Rights Agreement will become nonredeemable and, as an ongoing agreement, will result in the conditions to the Second Offer relating to the Rights Agreement not being satisfied prior to November 6, 1999.

  Based on the Board's confidence in management's ability to implement the Profit Improvement Plan, the Board of Directors has determined that AMP would not have a shareholder rights plan at any time during the six-month period following November 6, 1999. This was intended to provide assurance to AMP shareholders that once a substantial portion of the benefits of the Profit Improvement Plan have been realized, the condition relating to the Rights Agreement contained in the Second Amended AlliedSignal Offer or in the Second Offer or any similar condition contained in any other offer which may be made will be satisfied at such time.

  Amendment No. 4 to the Rights Agreement was adopted by the Board of Directors in response to the Amended AlliedSignal Offer and the Rights Plan Proposal, which the Board of Directors believes were intended to "end-run" the amendments to the Rights Agreement previously adopted by the Board of Directors at its August 20, 1998 meeting and reflected in Amendment No. 3. As previously described, one of the proposals for which AlliedSignal intends to seek consents is the Rights Plan Proposal, a proposal which would have the effect of stripping the Board of Directors of all authority, rights and duties with respect to the Rights Agreement and vest such authority, rights and duties in individuals hand picked by AlliedSignal. By reducing the threshold at which the Rights will be triggered and by making the Rights nonredeemable and limiting the discretionary authority of directors if the Rights Plan Proposal is adopted, Amendment No. 4, like Amendment No. 3, is intended to enhance AMP's ability to implement the Profit Improvement Plan through November 6, 1999, the expiration date of the Rights Agreement, and thereby protect the value expected to be generated by the Profit Improvement Plan for AMP and its relevant constituencies, including its shareholders.

  The Board of Directors believes, based on the opinion of Pennsylvania counsel, that the Rights Agreement, including Amendment No. 3 and Amendment No. 4 described above, is valid under Pennsylvania law. In this regard, the Board of Directors recognized that such actions were likely to be challenged by AlliedSignal or others and that the ultimate validity of such amendments may be reviewed and decided by a court. See Section 7.

  The Rights are not currently exercisable and trade together with the Shares associated therewith. Absent circumstances causing the Rights to become exercisable or separately tradeable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will include the tender of the associated Rights. No separate consideration will be paid for such Rights. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of the Shares so purchased will no longer own the Rights associated with such Shares.

  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendment No. 1 thereto, which are filed, respectively, as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's Annual Report on Form 10-K for the year ended December 31, 1997, each as filed with the Securities and Exchange Commission, and to Amendment No. 2, Amendment No. 3 and Amendment No. 4 to the Rights Agreement which are filed as Exhibits 12, 13 and 51, respectively, to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company in connection with the Original AlliedSignal Offer, the Amended AlliedSignal Offer and the Second Amended AlliedSignal Offer, and are incorporated herein by reference.

  Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from any such exchange.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming subject to deregistration under the Exchange Act.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

  See Section 7 for description of certain litigation relating to AlliedSignal's tender offers and the Consent Solicitation and see Section 10 for certain information relating to the Rights Agreement.

13. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

  The following summary describes certain U.S. federal income tax consequences relating to the Offer to holders of Shares that are U.S. Holders (as defined below). The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This summary discusses only Shares held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders subject to special treatment under the Code (including, without limitation, certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations, persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes or persons who received their Shares through the exercise of employee stock options or otherwise as compensation). In particular, the discussion of the consequences of the Offer applies only to a U.S. Holder. For purposes of this summary, a "U.S. Holder" is a holder of Shares that is (a) a citizen or resident of the U.S., (b) a corporation, partnership or other entity created or organized in or under the laws of the U.S., any state or any political subdivision thereof,
(c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and should also see Section 2 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld. The summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH SHAREHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH SHAREHOLDER OF PARTICIPATING IN THE OFFER.

  U.S. Holders Who Receive Cash Pursuant to the Offer. The purchase of a U.S. Holder's Shares by the Company pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of such purchase, a U.S. Holder will, depending on such U.S. Holder's particular circumstances, be treated either as having sold such U.S. Holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

  Under Section 302 of the Code, a U.S. Holder whose Shares are purchased by the Company pursuant to the Offer will be treated as having sold such U.S. Holder's Shares, and thus will recognize capital gain or loss if such purchase
(a) results in a "complete redemption" of such U.S. Holder's equity interest in the Company, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder or (c) is "not essentially equivalent to a dividend" with respect to such U.S. Holder, each as discussed below. In applying each of the Section 302 tests, U.S. Holders must take into account not only Shares that they actually own but also Shares they are deemed to own under the constructive ownership rules of Section 318 of the Code. Pursuant to the constructive ownership rules, a U.S. Holder is deemed to own any Shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as Shares that the U.S. Holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests described below, U.S. Holders should consult their tax advisors to determine whether the Company's purchase of such U.S. Holder's Shares pursuant to the Offer qualifies for sale treatment in their particular circumstances.

  If a U.S. Holder sells Shares to persons other than the Company at or about the time such U.S. Holder also sells Shares to the Company pursuant to the Offer, and such sales effected by such U.S. Holder are part of an overall plan to reduce or terminate such U.S. Holder's proportionate interest in the Company, then such sales to persons other than the Company may, for U.S. federal income tax purposes, be integrated with such U.S. Holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether such U.S. Holder satisfies any of the Section 302 tests described below. U.S. Holders should consult their tax advisors regarding the treatment of other sales of Shares which may be integrated with the purchase of such U.S. Holders' Shares by the Company pursuant to the Offer.

  The purchase of a U.S. Holder's Shares by the Company pursuant to the Offer will result in a "complete redemption" of such U.S. Holder's equity interest in the Company if all of the Shares (a) actually owned by such U.S. Holder are sold pursuant to the Offer and (b) constructively owned by such U.S. Holder are sold pursuant to the Offer or, with respect to Shares owned by certain related individuals, such U.S. Holder effectively waives, in accordance with
Section 302(c) of the Code, attribution of such Shares which otherwise would be considered to be constructively owned by such U.S. Holder. U.S. Holders wishing to satisfy the "complete redemption" test through waiver of such constructive ownership rules should consult their tax advisors.

  The purchase of a U.S. Holder's Shares by the Company pursuant to the Offer will result in a "substantially disproportionate" redemption with respect to such U.S. Holder if, among other things, the percentage of the then outstanding Shares (which for these purposes will not include any Shares owned by the Flexitrust) owned by such U.S. Holder immediately after such purchase is less than 80% of the percentage of the Shares owned by such U.S. Holder immediately before such purchase (treating as outstanding all Shares purchased pursuant to the Offer).

  The purchase of a U.S. Holder's Shares by the Company pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in such U.S. Holder's proportionate interest in the Company as a result of such purchase constitutes a "meaningful reduction" given such U.S. Holder's particular facts and circumstances. In certain circumstances, even a small reduction in a U.S. Holder's proportionate interest may satisfy this test. Based on a published Internal Revenue Service ruling the Company believes that any reduction in the percentage interest of a U.S. Holder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

  If a U.S. Holder meets any of the tests described above, such U.S. Holder will be treated as if it sold its Shares to the Company and will recognize capital gain or loss equal to the difference between the amount of cash received pursuant to the Offer and such U.S. Holder's adjusted tax basis in the Shares surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for such Shares exceeds one year as of the date of purchase by the Company pursuant to the Offer. In the case of U.S. Holders that are individuals and certain trusts, long-term capital gains will be subject to a maximum regular U.S. federal income tax rate of 20%. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) that is purchased by the Company from a U.S. Holder pursuant to the Offer. A U.S. Holder may be able to designate (generally through its broker) which blocks of Shares are tendered pursuant to the Offer if less than all of such U.S. Holder's Shares are tendered pursuant to the Offer, and the order in which different blocks would be purchased by the Company in the event of proration pursuant to the Offer. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of such a designation.

  If a U.S. Holder does not satisfy any of the Section 302 tests described above, the purchase of a U.S. Holder's Shares by the Company pursuant to the Offer will not be treated as a sale under Section 302 of the Code with respect to such U.S. Holder. Instead, amounts received by a U.S. Holder with respect to the purchase of its Shares by the Company pursuant to the Offer will be treated as a dividend distribution to such U.S. Holder with respect to its Shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of such U.S. Holder's share of the Company's current and accumulated earnings and profits (as defined for U.S. federal income tax purposes). To the extent such amounts exceed such U.S. Holder's share of the Company's current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of such U.S. Holder's adjusted tax basis in its Shares and any remainder will be treated as capital gain (which will be long-term capital gain if such U.S. Holder's holding period in its purchased Shares exceeds one year as of the date of purchase by the Company pursuant to the Offer). The Company anticipates that its current and accumulated earnings and profits should be sufficient to cover the amount of any payment made by the Company to a U.S. Holder to purchase such U.S. Holder's Shares pursuant to the Offer. To the extent that a purchase of a U.S. Holder's Shares by the Company pursuant to the Offer is treated as the receipt by such U.S. Holder of a dividend, such U.S. Holder's adjusted tax basis in the purchased Shares will be added to any Shares retained by the U.S. Holder (and may be lost if such U.S. Holder does not actually retain any stock ownership in the Company).

  In the case of a corporate U.S. Holder, to the extent that any amounts received pursuant to the Offer are treated as a dividend (and taxable as ordinary income), such dividend income may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations and may not be available if a corporate U.S. Holder does not satisfy certain holding period requirements with respect to its Shares or if its Shares are treated as "debt financed portfolio stock" within the meaning of Section 246A of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" within the meaning of section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding the tax consequences of dividend treatment in their particular circumstances.

  The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, no assurance can be given that the Company will purchase a sufficient number of a U.S. Holder's Shares pursuant to the Offer to ensure that such U.S. Holder receives sale treatment, rather than dividend treatment, for U.S. federal income tax purposes pursuant to the rules discussed above.

  Shareholders Who Do Not Receive Cash Pursuant to the Offer. Shareholders whose Shares are not purchased by the Company pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

  The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 5, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule l3e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 5 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule l3e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

15. FEES AND EXPENSES.

  The Company has retained CSFB and DLJ to act as the Dealer Managers in connection with the Offer. As described below, each of CSFB and DLJ has been retained by the Company to advise with respect to AlliedSignal's tender offer. Each of CSFB and DLJ will receive a separate fee of $175,000 and $75,000, respectively, which fees will be credited against any fees payable pursuant to the CSFB Engagement Letter (as defined below) and the DLJ Engagement Letter (as defined below), respectively, for its services as a Dealer

Manager. The Company has also agreed to reimburse CSFB and DLJ for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and reasonable attorney's fees and disbursements, and to indemnify CSFB and DLJ against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Company also has retained Innisfree M&A Incorporated as Information Agent and ChaseMellon Shareholder Services L.L.C. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Managers and Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Managers) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

  AMP had retained CSFB to act as its financial advisor with respect to AlliedSignal's tender offer pursuant to a letter agreement, dated August 5, 1998 (the "CSFB Engagement Letter"), between CSFB and AMP. The CSFB Engagement Letter provides for the payment to CSFB of an initial advisory fee of $2,500,000, payable upon execution of the CSFB Engagement Letter (the "Initial Advisory Fee"), plus a fee of $5,000,000, payable every 90 calendar days (not to exceed $20,000,000 in the aggregate), provided that AlliedSignal does not acquire more than 50% of the outstanding voting securities of AMP during such 90 day period, with the first payment payable 90 days after the date of the CSFB Engagement Letter (the "Quarterly Advisory Fees"). In addition, if during the term of the CSFB Engagement Letter or within two years after termination of the CSFB Engagement Letter by AMP, AMP or substantially all of its assets are acquired by AlliedSignal or any third party or AMP enters into an agreement providing for such an acquisition, a transaction fee equal to 0.3% of the Aggregate Consideration (as defined below) involved in the sale (the "Transaction Fee") shall be payable to CSFB. If during the term of the CSFB Engagement Letter or within two years after termination of the CSFB Engagement Letter by AMP, in response to AlliedSignal's tender offer another transaction is consummated, a customary transaction fee shall be payable to CSFB as determined by mutual agreement between CSFB and AMP (the "Alternate Transaction Fee") based on the Aggregate Consideration of the transaction. The CSFB Engagement Letter also provides for the payment to CSFB of a fee of $2,500,000 upon CSFB rendering, whether in oral or written form, an opinion as to the adequacy from a financial point of view of the consideration offered in AlliedSignal's tender offer (the "Opinion Fee"). The Initial Advisory Fee and the Opinion Fee will be credited (to the extent paid) against any fees payable pursuant to the Quarterly Advisor Fees; the Initial Advisory Fee, the Opinion Fee and the Quarterly Advisory Fees will be credited (to the extent paid) against any fees payable pursuant to the Transaction Fee; and the Initial Advisory Fee will be credited (to the extent paid) against any fees payable pursuant to the Alternate Transaction Fee. All fees and expenses payable to CSFB pursuant to the CSFB Engagement Letter shall be net of any applicable withholding and similar taxes. "Aggregate Consideration" is defined in the CSFB Engagement Letter to mean the total fair market value (on the date of payment) of all consideration (including cash, securities, property, all debt remaining on AMP's financial statements and other indebtedness and obligations assumed and any other form of consideration) received or receivable, directly or indirectly, by AMP or its shareholders in connection with the sale.

  In addition to the fees described above, AMP has agreed to reimburse CSFB for CSFB's out-of-pocket expenses, including fees and expenses of CSFB's legal counsel, if any, and any other advisor retained by CSFB

(which, except in the case of legal counsel, shall only be retained with the prior approval of AMP), resulting from or arising out of the CSFB Engagement Letter. AMP has also agreed to indemnify CSFB and its affiliates against certain liabilities incurred in connection with its performance under the CSFB Engagement Letter.

  In addition to the services to be provided by CSFB pursuant to the CSFB Engagement Letter, AMP has agreed to (i) offer CSFB the role of lead arranger or principal counterparty, as applicable, in connection with any external financing, foreign exchange or derivatives transaction undertaken by AMP in connection with services provided by CSFB pursuant to the CSFB Engagement Letter; (ii) offer CSFB the role of lead managing underwriter or exclusive placement agent, as the case may be, in connection with an offering of securities to the public or a private placement of securities during the term of the CSFB Engagement Letter; and (iii) continue to retain CSFB as its share repurchase agent. The fees and terms applicable to the performance of any such additional services by CSFB shall be set forth in separate letter agreements containing terms and provisions mutually agreed upon by CSFB and AMP.

  AMP had retained DLJ to act as its financial advisor for a period of twelve months with respect to AlliedSignal's tender offer and the Consent Solicitation pursuant to a letter agreement, dated August 26, 1998 (the "DLJ Engagement Letter"), between DLJ and AMP. The DLJ Engagement Letter provides for the payment to DLJ of an initial advisory fee of $750,000, payable upon execution of the DLJ Engagement Letter (the "DLJ Initial Advisory Fee"), plus a fee of $1,500,000, payable every 90 calendar days (not to exceed $6,000,000 in the aggregate) with the first payment payable 90 days after the date of the DLJ Engagement Letter (the "DLJ Quarterly Advisory Fees"); provided, however, that no additional DLJ Quarterly Advisory Fees shall be payable after a Transaction (as defined below) has been consummated. In addition, if during the term of the DLJ Engagement Letter or within two years after expiration or termination of the DLJ Engagement Letter AMP consummates a sale, merger, consolidation or any other business combination with AlliedSignal or any third party, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of AMP (a "Transaction") or enters into an agreement providing for a Transaction which is subsequently consummated, a transaction fee equal to 0.09% of the Transaction Consideration (as defined below) involved in the Transaction (the "DLJ Transaction Fee") shall be payable to DLJ. The DLJ Initial Advisory Fee will be credited (to the extent paid) against any fees payable pursuant to the DLJ Quarterly Advisory Fees; and the DLJ Initial Advisory Fee and the DLJ Quarterly Advisory Fees will be credited (to the extent paid) against any fees payable pursuant to the DLJ Transaction Fee. The term "Transaction Consideration" is defined in the DLJ Engagement Letter to mean the total fair market value (on the date of payment) of all consideration (including cash, securities, property, all debt remaining on AMP's financial statements and other indebtedness and obligations assumed and any other form of consideration) received or receivable, directly or indirectly, by AMP or its shareholders in connection with a Transaction.

  If during the term of the DLJ Engagement Letter or within two years after the expiration or termination of the DLJ Engagement Letter, in response to AlliedSignal's tender offer, AMP shall (i) conduct a repurchase of a significant amount of its securities, a recapitalization or a spin-off, split-off or other extraordinary dividend of cash, securities or other assets to its shareholders or (ii) acquire all or a substantial amount of the business, securities or assets of another company, in one or a series of transactions, by purchase, merger, consolidation or any other business combination, a customary transaction fee shall be payable to DLJ as shall be determined by mutual agreement between DLJ and AMP based on the total consideration paid or payable in such transaction and such other factors as AMP and DLJ shall mutually agree.

  In the event of a change in the composition of the Board of Directors such that a majority or more of the members of the Board of Directors holding such position were not nominated by the directors in office as of the date of the DLJ Engagement Letter, all remaining unpaid DLJ Quarterly Advisory Fees shall immediately become due and payable. In such event, DLJ shall continue to be entitled to a DLJ Transaction Fee.

  In addition to the fees described above, AMP has agreed to reimburse DLJ for DLJ's out-of-pocket expenses (including fees and expenses of counsel) incurred by DLJ in connection with its engagement under the DLJ Engagement Letter. AMP has also agreed to indemnify DLJ and its affiliates against certain liabilities incurred in connection with its performance under the DLJ Engagement Letter.

  In addition, AMP has agreed to (i) offer DLJ the role of co-arranger or counterparty, as applicable, in connection with any external financing, foreign exchange or derivatives transactions undertaken by AMP in connection with services provided by DLJ pursuant to the DLJ Engagement Letter; and (ii) offer DLJ the role of co-managing underwriter, co-placement agent, co-initial purchaser or co-dealer manager, as the case may be, in connection with any offering of debt or equity securities to the public, any private placement of debt or equity securities or any tender offer or exchange offer for debt or equity securities during the term of the DLJ Engagement Letter. DLJ is not obligated, however, to accept such role. The fees and terms applicable to the performance of any such additional services by DLJ shall be set forth in separate letter agreements containing terms and provisions mutually agreed upon by DLJ and AMP. Certain additional fees are payable to affiliates of CSFB and DLJ in connection with the Financing.

16. MISCELLANEOUS.

  The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGERS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGERS.

                                          AMP Incorporated

October 9, 1998

                                                                     SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

  Except as set forth below, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company (of which the Company believes there are none) nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or subsidiaries of such directors or executive officers, has effected any transactions in the Shares during the 40 business days prior to October 9, 1998.

I. SALES BY THE COMPANY.

  Pursuant to a stock purchase agreement, AMP is selling to the Flexitrust on or about the commencement date of the Offer an aggregate of 25 million authorized but unissued shares of Common Stock.

II. OPEN MARKET TRANSACTIONS.

  Set forth below is a list of open market transactions in Shares conducted by executive officers and directors of AMP within the past 40 business days:

    1. Barbara Hackman Franklin purchased 10.26 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    2. Takeo Shiina purchased .75 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    3. Thomas DiClemente purchased 5.125 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    4. Rudolf Gassner purchased 15.01 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    5. John E. Gurski, as Custodian for his son Kevin, purchased .6699 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    6. David Henschel purchased 23.30 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    7. John H. Kegel purchased 34.72 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    8. Mark E. Lang purchased 172.0436 Shares on August 8, 1998, pursuant to a voluntary cash payment through AMP's Dividend Reinvestment Plan, at a price of $29.0625 per share. Mark E. Lang purchased .0075 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    9. Nazario Proietto purchased 30.13 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

    10. William S. Urkiel purchased 77.8889 Shares on September 1, 1998, through AMP's Dividend Reinvestment Plan, at a price of $37.09 per share.

III. 401(K) FUNDING.

  Set forth below are the aggregate number of Shares, as of the date indicated, which were purchased through periodic payments to the Company's 401(k) plan for executive officers and directors of AMP:

    1. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for William J. Hudson, Jr. was 1,940.31.

    2. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Robert Ripp was 17.09.

    3. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Richard P. Clark was 3,565.60.

    4. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Herbert M. Cole was 17.09.

    5. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Thomas J. DiClemente was 242.68.

    6. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Rudolf Gassner was 17.09.

    7. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Charles W. Goonrey was 17.09.

    8. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for John E. Gurski was 703.74.

    9. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for David F. Henschel was 2,058.47.

    10. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for John H. Kegel was 2,076.73.

    11. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Mark E. Lang was 1,713.20.

    12. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Philippe Lemaitre was 245.49.

    13. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Joseph C. Overbaugh was 1,289.19.

    14. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for Nazario Proietto was 17.09.

    15. As of August 31, 1998, the aggregate number of Shares purchased through periodic payments to the Company's 401(k) plan for William S. Urkiel was 17.09.

IV. DEFERRED COMPENSATION PLANS.

  The following are transactions in phantom shares (which have no voting or tendering rights) effected through AMP's deferred compensation plans by directors and executive officers within the past 40 business days.

    1. Ralph DeNunzio purchased 23.3 Shares on September 1, 1998 pursuant to a dividend reinvestment under the Deferred Accumulation Plan at a price of $37.00 per share.

    2. Barbara Hackman Franklin purchased 13.8 Shares on September 1, 1998, pursuant to a dividend reinvestment under the Deferred Accumulation Plan at a price of $37.00 per share.

    3. Joseph Hixon purchased 109.2 Shares on August 24, 1998, at a price of $38.1563 per share and 107.2 Shares on September 22, 1998 at a price of
  38.875. Joseph Hixon purchased 38.8 Shares on September 1, 1998, pursuant to a dividend reinvestment at a price of $37.00, and 23.2 Shares on September 1, 1998, pursuant to a dividend reinvestment under the Deferred Accumulation Plan at a price of $37.00 per share.

    4. William J. Hudson, Jr. purchased 4.5 Shares on August 15, 1998, at a price of $39.3125 per share, 4.97 Shares on August 31, 1998, at a price of $35.6875, 4.2 Shares on September 15, 1998 at a price of $42.125 per share, and 4.7 Shares on September 30, 1998 at a price of $37.75. On September 1, 1998, William J. Hudson purchased 231.6 shares at a price of $38.00 per share pursuant to a dividend reinvestment and 638.5 Shares at a price of $38.00 per share pursuant to a dividend reinvestment in Performance Restricted Shares.

    5. Joseph Magliochetti purchased 56.8 Shares on August 24, 1998, at a price of $38.1563, and 55.7 Shares on September 22, 1998, at a price of $38.875. On September 1, 1998, Joseph Magliochetti purchased 9.6 Shares at a price of $37.00 pursuant to a dividend reinvestment, and 6.8 Shares at a price of $37.00 under the Deferred Accumulation Plan.

    6. Jerome J. Meyer purchased 135.4 Shares on August 24, 1998, at a price of $38.1563, and 158.6 Shares on September 22, 1998 at a price of $38.875. On September 1, 1998, Jerome J. Meyer purchased 17.2 Shares at a price of $37.00 pursuant to a dividend reinvestment and 6.8 Shares at a price of $37.00 under the Deferred Accumulation Plan.

    7. John C. Morley purchased 135.4 Shares on August 24, 1998 at a price of $38.1563 and 132.9 Shares on September 22, 1998 at a price of $38.875. On September 1, 1998, John C. Morley purchased 34.0 Shares at a price of $37.00 pursuant to a dividend reinvestment and 18.5 Shares at a price of $37.00 pursuant to a dividend reinvestment under the Deferred Accumulation Plan.

    8. Takeo Shiina purchased 54.6 Shares on August 24, 1998 at a price of $38.1563 and 53.6 Shares on September 22, 1998 at a price of $38.875. Takeo Shiina purchased 11.9 Shares at a price of $37.00 pursuant to a dividend reinvestment and 9.1 Shares at a price of $37.00 pursuant to a dividend reinvestment under the Deferred Accumulation Plan.

    9. Richard P. Clark purchased 22.6 Shares on August 15, 1998 at a price of $39.3125 per share, 24.9 Shares on August 31, 1998 at a price of $35.6875 per share, 21.1 Shares on September 15, 1998 at a price of $42.125 per share, and 23.51 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Richard P. Clark purchased 17.5 Shares at a price of $38.00 pursuant to a dividend reinvestment and 81.1 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    10. Herbert M. Cole purchased 1.5 Shares on August 15, 1998 at a price of $39.3125 per share, 1.7 Shares on August 31, 1998 at a price of $35.6875 per share, 1.7 Shares on September 15, 1998 at a price of $42.125 per share, and 1.9 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Herbert M. Cole purchased 101.6 Shares at a price of $38.00 pursuant to a dividend reinvestment and 340.7 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    11. Thomas J. DiClemente purchased 0.9 Shares on August 15, 1998 at a price of $39.3125 per share, 0.99 Shares on August 31, 1998 at a price of $35.6875 per share, 0.8 Shares on September 15, 1998 at a price of $42.125 per share, and 0.9 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Thomas J. DiClemente purchased 52.5 Shares at a price of $38.00 pursuant to a dividend reinvestment and 110.5 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    12. Rudolf Gassner purchased 0.9 Shares on August 15, 1998 at a price of $39.3125 per share, 1.0 Shares on August 31, 1998 at a price of $35.6875 per share, 0.9 Shares on September 15, 1998 at a price of $42.125 per share, and 1.0 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Rudolf Gassner purchased 26.2 Shares at a price of $38.00 pursuant to a dividend reinvestment and 105.4 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    13. Charles W. Goonrey purchased 21.96 Shares on August 15, 1998 at a price of $39.3125 per share, 24.2 Shares on August 31, 1998 at a price of $35.6875 per share, 20.5 Shares on September 15, 1998 at a price of $42.125 per share, and 22.87 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Charles W. Goonrey purchased 18.8 Shares at a price of $38.00 pursuant to a dividend reinvestment.

    14. Juergen W. Gromer purchased 152.3 shares on September 1, 1998 pursuant to a dividend reinvestment in Performance Restricted Shares.

    15. John E. Gurski purchased 38.4 Shares on August 15, 1998 at a price of $39.3125 per share, 42.3 Shares on August 31, 1998 at a price of $35.6875 per share, 35.8 Shares on September 15, 1998 at a price of $42.125 per share, and 39.97 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, John E. Gurski purchased 83.5 Shares at a price of $38.00 pursuant to a dividend reinvestment and 337.3 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    16. David F. Henschel purchased 7.5 Shares on September 1, 1998 at a price of $38.00 pursuant to a dividend reinvestment.

    17. John H. Kegel purchased 50.4 Shares on September 1, 1998 at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    18. Mark E. Lang purchased 0.1 Shares on August 15, 1998 at a price of $39.3125 per share, 0.1 Shares on August 31, 1998 at a price of $35.6875 per share, 0.1 Shares on September 15, 1998 at a price of $42.125 per share, and 0.1 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Mark E. Lang purchased 0.01 Shares at a price of $38.00 pursuant to a dividend reinvestment.

    19. Philippe Lemaitre purchased 147.5 Shares on August 15, 1998 at a price of $39.3125 per share, 162.5 Shares on August 31, 1998 at a price of $35.6875 per share, 137.6 Shares on September 15, 1998 at a price of $42.125 per share, and 153.59 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Philippe Lemaitre purchased 46.5 Shares at a price of $38.00 pursuant to a dividend reinvestment and 116.1 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    20. Joseph C. Overbaugh purchased 9.9 Shares on August 15, 1998 at a price of $39.3125 per share, 10.9 Shares on August 31, 1998 at a price of $35.6875 per share, 9.2 Shares on September 15, 1998 at a price of $42.125 per share, and 10.29 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Joseph C. Overbaugh purchased 12.6 Shares at a price of $38.00 pursuant to a dividend reinvestment.

    21. Nazario Proietto purchased 12.9 Shares on August 15, 1998 at a price of $39.3125 per share, 14.2 Shares on August 31, 1998 at a price of $35.6875 per share, 12.1 Shares on September 15, 1998 at a price of $42.125 per share, and 13.47 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Nazario Proietto purchased 3.6 Shares at a price of $38.00 pursuant to a dividend reinvestment and 94.5 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    22. Robert Ripp purchased 2 Shares on August 15, 1998 at a price of $39.3125 per share, 2.2 Shares on August 31, 1998 at a price of $35.6875 per share, 2.6 Shares on September 15, 1998 at a price of $42.125 per share and 9.2 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, Robert Ripp purchased 107.5 Shares at a price of $38.00 pursuant to a dividend reinvestment and 429.7 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

    23. William S. Urkiel purchased 54.6 Shares on August 15, 1998 at a price of $39.3125 per share, 60.2 Shares on August 31, 1998 at a price of $35.6875 per share, 56.8 Shares on September 15, 1998 at a price of $42.125 per share and 63.42 Shares on September 30, 1998 at a price of $37.75 per share. On September 1, 1998, William S. Urkiel purchased 45.9 Shares at a price of $38.00 pursuant to a dividend reinvestment and 88.1 Shares at a price of $38.00 pursuant to a dividend reinvestment in Performance Restricted Shares.

V. TIME RESTRICTED SHARES.

    1. On August 20, 1998, AMP awarded to Robert Ripp 25,000 restricted shares.

VI. STOCK OPTION.

    1. On August 20, 1998, AMP awarded to Robert Ripp 60,000 Shares in Stock Options.

VII. EMPLOYEE STOCK PURCHASE PLAN.

    1. On October 2, 1998, John E. Gurski acquired 167.87 Shares through contributions to the Employee Stock Purchase Plan at a discounted purchase price of $29.2187.

    2. On October 2, 1998, John H. Kegel acquired 103.95 Shares through contributions to the Employee Stock Purchase Plan at a discounted purchase price of $29.2187.

    3. On October 2, 1998, Mark E. Lang acquired 231.02 Shares through contributions to the Employee Stock Purchase Plan at a discounted purchase price of $29.2187.

    4. On October 2, 1998, Philippe Lemaitre acquired 411.98 Shares through contributions to the Employee Stock Purchase Plan at a discounted purchase price of $29.2187.

    5. On October 2, 1998, Joseph C. Overbaugh acquired 15.83 Shares through contributions to the Employee Stock Purchase Plan at a discounted purchase price of $29.2187.

    6. On October 2, 1998, William S. Urkiel acquired 397.86 Shares through contributions to the Employee Stock Purchase Plan at a discounted purchase price of $29.2187.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                       The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES L.L.C.

        By Mail:                   By Hand:               By Overnight:



     Reorganization             Reorganization      Reorganization Department
       Department                 Department         85 Challenger Road, Mail
      P.O. Box 3301              120 Broadway               Drop-Reorg
  South Hackensack, NJ            13th Floor        Ridgefield Park, NJ 07660
          07606               New York, NY 10271

                           BY FACSIMILE TRANSMISSION
                       (for eligible institutions only):

                                (201) 296-4293

                        CONFIRM FACSIMILE TRANSMISSION
                              BY TELEPHONE ONLY:

                                (201) 296-4860

  Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their telephone numbers and addresses set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          INNISFREE M&A INCORPORATED
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                        Call Toll Free: (888) 750-5834
                 Banks & Brokers Call Collect: (212) 750-5833

                    The Dealer Managers for the Offer are:

CREDIT SUISSE FIRST BOSTON CORPORATION      DONALDSON, LUFKIN & JENRETTE
         Eleven Madison Avenue                     277 Park Avenue
        New York, NY 10010-3629                  New York, NY 10172
      (800) 881-8320 (toll free)             (877) 893-0576 (toll free)